Exhibit 2.1

Merger Agreement / Fusionsvertrag

vom Juni 26, 2026 / dated as of June 26, 2026

zwischen / by and between

WISeKey International Holding Ltd	(hereinafter WISeKey CH)
General-Guisan-Strasse 6	(nachfolgend WISeKey CH)
6300 Zug

und / and

WISeKey International Corp.	(hereinafter WISeKey BVI)
Craigmuir Chambers, Road Town, Tortola, VG1110	(nachfolgend WISeKey BVI)

(WISeKey CH and WISeKey BVI each a Party, and together the Parties)

(WISeKey CH und WISeKey BVI je eine Partei und zusammen die Parteien)

Merger Agreement / Fusionsvertrag

This Merger Agreement (the Agreement) is made as of June 26, 2026, by and between WISeKey International Holding Ltd, a Swiss company limited by shares (Aktiengesellschaft), with registered number CHE-143.782.707 and registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland, and WISeKey International Corp, a BVI business company limited by shares, with company number 2179417 and registered office at Craigmuir Chambers, Road Town, Tortola, VG1110.		Dieser Fusionsvertrag (der Vertrag) wird am June 26, 2026 zwischen WISeKey International Holding Ltd, einer Schweizer Aktiengesellschaft mit der Unternehmensidentifikationsnummer CHE-143.782.707 und Sitz an der General-Guisan-Strasse 6, 6300 Zug, Schweiz, und WISeKey International Corp, einer Aktiengesellschaft nach dem Recht der Britischen Jungferninseln (BVI) mit der Unternehmensnummer 2179417 und Sitz in Craigmuir Chambers, Road Town, Tortola, VG1110, geschlossen.

Preamble		Präambel

A.	The share capital of WISeKey CH, including WISeKey CH Shares issued from conditional capital of WISeKey CH which were not yet registered in the commercial register, amounts to CHF 435,696.50, divided into (1) 1,819,060 fully paid-in WISeKey CH Class A Shares and (2) 4,176,069 fully paid-in WISeKey CH Class B Shares.	A.	Das Aktienkapital von WISeKey CH, einschliesslich WISeKey CH Aktien, die aus dem bedingten Kapital von WISeKey CH ausgegeben wurden und noch nicht im Handelsregister eingetragen sind, beträgt CHF 435’696.50 und ist aufgeteilt in (1) 1,819,060 voll liberierte WISeKey CH Kategorie A Aktien und (2) 4’176’069 voll liberierte WISeKey CH Kategorie B Aktien.

B.	WISeKey BVI is a 100% owned, direct subsidiary of WISeKey CH. As of the date hereof, the number of authorized shares of WISeKey BVI is divided into 100 WISeKey BVI Ordinary Shares.	B.	WISeKey BVI ist eine 100%-ige, direkte Tochtergesellschaft von WISeKey CH. Per heutigem Datum ist die Anzahl der genehmigten Aktien von WISeKey BVI in 100 WISeKey BVI Stammaktien aufgeteilt.

C.	The WISeKey CH Board has determined that it is in the best interest of WISeKey CH to effect a corporate reorganization of WISeKey CH that will result in WISeKey CH changing its jurisdiction of organization from Switzerland to the British Virgin Islands.	C.	Der Verwaltungsrat von WISeKey CH hat festgestellt, dass es im besten Interesse von WISeKey CH liegt, eine Unternehmensumstrukturierung von WISeKey CH durchzuführen, mit dem Effekt, dass WISeKey CH seinen Sitz von der Schweiz auf die Britischen Jungferninseln verlegt.

D.	To achieve such a reorganization, the Parties intend to effect a merger of WISeKey CH with and into WISeKey BVI, with WISeKey BVI surviving the merger as the publicly traded parent entity of the WISeKey group and successor to WISeKey CH.	D.	Zur Erreichung dieser Umstrukturierung beabsichtigen die Parteien eine Fusion von WISeKey CH mit und in WISeKey BVI, wobei WISeKey BVI als börsenkotierte Muttergesellschaft der WISeKey-Gruppe und Rechtsnachfolgerin von WISeKey CH verbleibt.

 2/45

Merger Agreement / Fusionsvertrag

Now, therefore, the Parties agree as follows:		Die Parteien vereinbaren daher Folgendes:

1. Definitions		1. Definitionen

1.1 Certain Definitions		1.1 Bestimmte Definitionen

ADS(s)	means American Depositary Share(s)	ADS(s)	bezeichnet American Depositary Share(s).

Agreement	means this merger agreement, together with its annexes.	Vertrag	bezeichnet diesen Fusionsvertrag, zusammen mit seinen Anhängen.

Articles of Merger	has the meaning assigned to such term in Section 2.6.	Articles of Merger	hat die Bedeutung gemäss Ziffer 2.6.

Assumed Plans	has the meaning assigned to such term in Section 8.	Übernommene Pläne	hat die Bedeutung gemäss Ziffer 8.

Audit Report	has the meaning assigned to such term in Section 2.5.	Prüfungsbericht	hat die Bedeutung gemäss Ziffer 2.5.

Award(s)	has the meaning assigned to such term in Section 4.3(a).	Award(s)	hat die Bedeutung gemäss Ziffer 4.3(a).

Balance Sheet Date	has the meaning assigned to such term in Section 2.3.	Bilanzstichtag	hat die Bedeutung gemäss Ziffer 2.3.

Beneficial Owners	has the meaning assigned to such term in Section 3(b).	Wirtschaftliche Berechtigte	hat die Bedeutung gemäss Ziffer 3(b).

BVI	means British Virgin Islands.	BVI	bezeichnet die Britischen Jungferninseln.

 3/45

Merger Agreement / Fusionsvertrag

BVI Act	means the BVI Business Companies Act, Revised Edition 2020.	BVI Act	bezeichnet den BVI Business Companies Act in der revidierten Fassung von 2020.

BVI Registry of Corporate Affairs	means the registry maintained by the Financial Services Commission of the British Virgin Islands responsible for the incorporation, registration and regulation of companies in the British Virgin Islands.	BVI Registry of Corporate Affairs	bezeichnet das Register, das von der Financial Services Commission of the British Virgin Islands geführt wird, die für die Gründung, Registrierung und Regulierung von Gesellschaften auf den Britischen Jungferninseln zuständig ist.

BVI Registry of Corporate Affairs Request	means the request made by WISeKey BVI immediately prior to the Effective Time to the BVI Registry of Corporate Affairs for the issuance of the Certificate of Merger.	BVI Registry of Corporate Affairs Antrag	bezeichnet den Antrag, den WISeKey BVI unmittelbar vor dem Rechtswirksamkeitszeitpunkt beim BVI Registry of Corporate Affairs zwecks Ausstellung des Certificate of Merger stellt.

Certificate of Merger	means the certificate issued by the Registrar which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the Merger.	Certificate of Merger	bezeichnet das vom Registrar ausgestellte Zertifikat, das einen verbindlichen Nachweis über die Erfüllung aller Anforderungen gemäss BVI Act in Bezug auf die Fusion darstellt.

Commercial Register	means the commercial register of the Canton of Zug, Switzerland.	Handelsregister	bezeichnet das Handelsregister des Kantons Zug, Schweiz.

Creditors’ Calls	has the meaning assigned to such term in Section 5.5(a).	Schuldenrufe	hat die Bedeutung gemäss Ziffer 5.5(a).

DTC	means The Depository Trust Company.	DTC	bezeichnet die Depository Trust Company.

 4/45

Merger Agreement / Fusionsvertrag

Effective Time	means the date on which (1) the Merger has been entered in the daily ledger of the Commercial Register and such entry becomes effective as a result of the approval by the EHRA, and (2) the BVI Registry of Corporate Affairs has registered the Articles of Merger and Plan of Merger and issued the Certificate of Merger.	Rechtswir ksamkeitszeitpunkt	bezeichnet das Datum, an dem (1) die Fusion in das Tagebuch des Handelsregisters eingetragen und diese Eintragung infolge der Genehmigung durch das EHRA wirksam geworden ist und (2) das BVI Registry of Corporate Affairs die Articles of Merger und den Plan of Merger registriert und das Certificate of Merger ausgestellt hat.

EHRA	means the Swiss Federal Commercial Register Office.	EHRA	bezeichnet das Eidgenössische Amt für das Handelsregister.

Election Right	means the election right granted to holders of WISeKey CH Class B Shares and WISeKey CH Class A Shares pursuant to Section 3(b) and Section 3(c).	Wahlrecht	bezeichnet Wahlrecht von WISeKey CH Kategorie B Aktien und WISeKey Kategorie A Aktien gemäss Ziffer 3(b) and Ziffer 3(c).

Equity Incentive Plan(s)	has the meaning assigned to such term in Section 4.3(a).	Beteiligungsplan / -pläne	hat die Bedeutung gemäss Ziffer 4.3(a).

Exchange Ratio	has the meaning assigned to such term in Section 3(a).	Umtauschverhä ltnis	hat die Bedeutung gemäss Ziffer 3(a).

Extraordinary General Meeting	has the meaning assigned to such term in Section 2.2.	Ausserordentliche Generalversam mlung	hat die Bedeutung gemäss Ziffer 2.2.

Harneys	means Harney Westwood & Riegels (BVI) LP, Craigmuir Chambers, PO Box 90, Road Town, Tortola VG1110, British Virgin Islands.	Harneys	bezeichnet Harney Westwood & Riegels (BVI) LP, Craigmuir Chambers, PO Box 90, Road Town, Tortola VG1110, Britische Jungferninseln.

 5/45

Merger Agreement / Fusionsvertrag

Homburger	means Homburger AG, Hardstrasse 105, 8005 Zurich, Switzerland.	Homburger	bezeichnet Homburger AG, Hardstrasse 105, 8005 Zürich, Schweiz.

Initial Authorized Shares	has the meaning assigned to such term in Section 3(h).	Initiales Genehmigtes Aktienkapital	hat die Bedeutung gemäss Ziffer 3(h).

Licensed Audit Expert	means Berney Associés Audit SA, Rue du Nant 8, 1207 Geneva, Switzerland, the licensed audit expert appointed by the WISeKey CH Board to conduct the audit of this Agreement, the Merger Report and the Merger Balance Sheet pursuant to Art. 15 Merger Act and to issue the Audit Report.	Zugelassene Revisionsexpertin	bezeichnet Berney Associés Audit SA, Rue du Nant 8, 1207 Genf, Schweiz, die vom WISeKey CH Verwaltungsrat beauftragte zugelassene Revisionsexpertin, die gemäss Art. 15 des FusG die Prüfung dieses Vertrags, des Fusionsberichts und der Fusionsbilanz durchführt und den Prüfungsbericht erstellt.

Long Stop Date	means the date falling six (6) months after the date of this Agreement.	Long Stop Datum	bedeutet das Datum, das sechs (6) Monate nach dem Datum dieses Vertrages liegt.

Merger	has the meaning assigned to such term in Section 2.1(a).	Fusion	hat die Bedeutung gemäss Ziffer 2.1(a).

Merger Act	means the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003, as amended.	FusG	bezeichnet das Schweizerische Bundesgesetz über Fusion, Spaltung, Umwandlung und Vermögensübertragung vom 3. Oktober 2003 in seiner jeweils gültigen Fassung.

Merger Balance Sheet	has the meaning assigned to such term in Section 2.3.	Fusionsbilanz	hat die Bedeutung gemäss Ziffer 2.3.

Merger Consideration	has the meaning assigned to such term in Section 3(a).	Fusionsgegenle istung	hat die Bedeutung gemäss Ziffer 3(a).

 6/45

Merger Agreement / Fusionsvertrag

Merger Report	has the meaning assigned to such term in Section 2.2.	Fusionsbericht	hat die Bedeutung gemäss Ziffer 2.2.

Nasdaq	means the Nasdaq Global Market.	Nasdaq	bezeichnet Nasdaq Global Market.

PBWT	Patterson Belknap Webb & Tyler LLP, 1133 Avenue of the Americas, New York, NY 10036, United States of America.	PBWT	bezeichnet Patterson Belknap Webb & Tyler LLP, 1133 Avenue of the Americas, New York, NY 10036, Vereinigte Staaten von Amerika.

PILA	means the Swiss Federal Private International Law Act of December 18, 1987 (PILA), as amended.	IPRG	bezeichnet das Schweizerische Bundesgesetz über das Internationale Privatrecht vom 18. Dezember 1987 (IPRG), in seiner jeweils gültigen Fassung.

Plan of Merger	has the meaning assigned to such term in Section 2.6.	Plan of Merger	hat die Bedeutung gemäss Ziffer 2.6.

Registered Agent	means Harneys Corporate Services Limited, the registered agent of WISeKey BVI.	Eingetragener Vertreter	bezeichnet Harneys Corporate Services Limited, den eingetragenen Vertreter von WISeKey BVI.

Registrar	means the Registrar responsible for the Registry of Corporate Affairs in the BVI.	Registrar	bezeichnet den auf den BVI für das Registry of Corporate Affairs zuständigen Registerführer.

Registration Statement	means the registration statement, including a proxy statement and prospectus, filed with the SEC by WISeKey BVI on Form F-4.	Registration Statement	bezeichnet das Registration Statement, einschliesslich eines Proxy Statement und eines Prospekts, die von WISeKey BVI auf Formular F-4 bei der SEC eingereicht wurde.

 7/45

Merger Agreement / Fusionsvertrag

SEC	refers to the U.S. Securities and Exchange Commission.	SEC	bezeichnet die US-Börsenaufsichtsbehörde (U.S. Securities and Exchange Commission).

SIS Participants	has the meaning assigned to such term in Section 3(b).	SIS Teilnehmer	hat die Bedeutung gemäss Ziffer 3(b).

SIX	means the SIX Swiss Exchange Ltd.	SIX	bezeichnet die SIX Swiss Exchange AG.

SOGC	means the Swiss Official Gazette of Commerce.	SHAB	bezeichnet das Schweizerische Handelsamtsblatt.

Swiss Exchange Agent	means the bank or other financial institution appointed jointly by the WISeKey CH Board and the WISeKey BVI Board prior to the completion of the Merger to act as agent for the purpose of (1) exchanging certificates and book-entry shares representing the relevant class of WISeKey CH Shares for the relevant class of WISeKey BVI Shares pursuant to the Exchange Ratio in connection with the Merger, and (2) carrying out the procedures for such exchange as set forth in this Agreement, including the allotment of the relevant class of WISeKey BVI Shares to the holders of WISeKey CH Shares.	Schweizer Umtauschagentin	bezeichnet die Bank oder ein anderes Finanzinstitut, das vor Vollzug der Fusion gemeinsam vom WISeKey CH Verwaltungsrat und vom WISeKey BVI Verwaltungsrat ernannt wird, um als Beauftragte für folgende Zwecke zu handeln: (1) den Umtausch von Zertifikaten und Bucheffekten, die die betreffende Kategorie von WISeKey CH Aktien repräsentieren, gegen die betreffende Kategorie von WISeKey BVI Aktien gemäss dem Umtauschverhältnis im Zusammenhang mit der Fusion und (2) Durchführung der in diesem Vertrag festgelegten Verfahren für einen solchen Umtausch, einschliesslich der Lieferung der entsprechenden Kategorien von WISeKey BVI Aktien an die Inhaber von WISeKey CH Aktien.

 8/45

Merger Agreement / Fusionsvertrag

Swiss Merger Application	means the application submitted by WISeKey CH to the Commercial Register to effectuate the Merger at the Effective Time.	Handelsregister anmeldung	bezeichnet den Antrag, den WISeKey CH beim Handelsregister einreicht, um die Fusion per Rechtswirksamkeitszeitpunkt wirksam zu machen.

WISeKey BVI	has the meaning assigned to such term on the cover page to this Agreement.	WISeKey BVI	hat die Bedeutung, die diesem Begriff auf der Titelseite dieses Vertrags zugewiesen wird.

WISeKey BVI Board	means the board of directors of WISeKey BVI as constituted from time to time.	WISeKey BVI Verwaltungsrat	bezeichnet den Verwaltungsrat von WISeKey BVI in seiner jeweils gültigen Zusammensetzung.

WISeKey BVI Class B Share(s)	means the Class B Shares of WISeKey BVI, with no par value, each of which entitles its holder to ten voting rights and to one-tenth of one dividend unit and one-tenth of one liquidation unit per share.	WISeKey BVI Kategorie B Aktie(n)	bezeichnet die Kategorie B Aktien von WISeKey BVI ohne Nennwert, von denen jede ihrem Inhaber oder ihrer Inhaberin zehn Stimmrechte und einen Zehntel eines Dividendenanteils bzw. einen Zehntel eines Liquidationsanteils pro Aktie vermittelt.

WISeKey BVI Class B Share Cap	has the meaning assigned to such term in Section 3(e).	WISeKey BVI Kategorie B Aktien Obergrenze	hat die Bedeutung, die diesem Begriff in Ziffer 3(e) zugewiesen wird.

WISeKey BVI Class F Share(s)	means the Class F Shares of WISeKey BVI, with no par value, representing in the aggregate an adjustable number of voting rights defined as (i) 49.999999% of the voting rights of all outstanding WISeKey BVI Shares entitled to vote at a given meeting of the shareholders, minus (ii) the voting rights of all WISeKey BVI Class B Shares and WISeKey BVI Ordinary Shares held by the holder(s) of WISeKey BVI Class F Share(s) entitled to vote on the matter, if any, each of which entitles its holder to one-tenth of a dividend unit and one-tenth of a liquidation unit per share.	WISeKey BVI Kategorie F Aktie(n)	bezeichnet die Kategorie F Aktien von WISeKey BVI ohne Nennwert, die insgesamt eine anpassbare Anzahl von Stimmrechten repräsentieren, die wie folgt definiert sind: (i) 49,999999 % der Stimmrechte aller ausgegebenen WISeKey BVI Aktien, die bei einer bestimmten Aktionärsversammlung stimmberechtigt sind, abzüglich (ii) die Stimmrechte aller WISeKey BVI Kategorie B Aktien und WISeKey BVI Stammaktien, die vom Inhaber oder von der Inhaberin der WISeKey BVI Kategorie F Aktien gehalten werden und bei der jeweiligen Angelegenheit stimmberechtigt sind, sofern vorhanden, wobei jede dieser Aktien ihrem Inhaber oder Inhaberinnen einen Zehntel eines Dividendenanteils und einen Zehntel eines Liquidationsanteil pro Aktie gewährt.

 9/45

Merger Agreement / Fusionsvertrag

WISeKey BVI Ordinary Shares	means the ordinary shares of WISeKey, with no par value, each of which carries one voting right and entitles its holder to one dividend unit and one liquidation unit per share.	WISeKey BVI Stammaktien	bezeichnet die Stammaktien von WISeKey ohne Nennwert, von denen jede ein Stimmrecht gewährt und deren Inhaber und Inhaberinnen Anspruch auf einen Dividendenanteil und einen Liquidationsanteil pro Aktie hat.

WISeKey BVI Shares	means, collectively, the WISeKey BVI Ordinary Shares, the WISeKey BVI Class B Shares, and the WISeKey BVI Class F Shares.	WISeKey BVI Aktien	bezeichnet die WISeKey BVI Stammaktien, die WISeKey BVI Kategorie B Aktien und die WISeKey BVI Kategorie F Aktien insgesamt.

WISeKey CH	has the meaning assigned to such term on the cover page of this Agreement.	WISeKey CH	hat die Bedeutung, die diesem Begriff auf der Titelseite dieses Vertrags zugewiesen wird.

WISeKey CH ADS	means WISeKey CH American Depositary Shares, each WISeKey CH American Depositary Share representing the right to receive one-half (1/2) of one (1) WISeKey CH Class B Share.	WISeKey CH ADS	bezeichnet WISeKey CH American Depositary Shares, wobei jede WISeKey CH American Depositary Share das Recht auf den Erhalt einer halben (1/2) WISeKey CH Kategorie B Aktie repräsentiert.

WISeKey CH ADS Depositary	means The Bank of New York Mellon, as depositary bank for the WISeKey CH ADSs.	WISeKey CH ADS Depotbank	bezeichnet die Bank of New York Mellon, als Depotbank für die WISeKey CH ADS.

WISeKey CH Board	means the board of directors of WISeKey CH.	WISeKey CH Verwaltungsrat	bezeichnet den Verwaltungsrat von WISeKey CH.

WISeKey CH Class A Share(s)	means the registered shares of WISeKey CH, each with a par value of CHF 0.01 and dividend rights proportionate to its share in the aggregate nominal share capital of WISeKey CH.	WISeKey CH Kategorie A Aktien	bezeichnet die Namenaktien von WISeKey CH mit einem Nennwert von je CHF 0.01 und mit Dividendenrechten, die ihrem Anteil am gesamten Nennkapital von WISeKey CH entsprechen.

WISeKey CH Class B Share(s)	means the registered shares of WISeKey CH, each with a par value of CHF 0.10, and dividend rights proportionate to its share in the aggregate nominal share capital of WISeKey CH.	WISeKey CH Kategorie B Aktien	bezeichnet die Namenaktien von WISeKey CH mit einem Nennwert von je CHF 0.10 und mit Dividendenrechten, die ihrem Anteil am gesamten Nennkapital von WISeKey CH entsprechen.

WISeKey CH Share(s)	means the WISeKey CH Class A Shares and the WISeKey Class B Shares collectively.	WISeKey CH-Aktien	bezeichnet die WISeKey CH Kategorie A Aktien und die WISeKey CH Kategorie B Aktien der Klasse B insgesamt.

 10/45

Merger Agreement / Fusionsvertrag

1.2 Other Definitional Provisions	1.2 Sonstige Begriffsbestimmungen

Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Annexes hereto; (vi) the terms “Section” or “Annex” refer to the specified Section or Annex of or to this Agreement; and (vii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein.	Sofern der Kontext nichts anderes erfordert, gelten in diesem Vertrag folgende Definitionen: (i) „oder” ist nicht ausschliesslich; (ii) „einschliesslich” und Varianten hiervon bedeuten „einschliesslich, ohne Einschränkung” und die Varianten hiervon; (iii) Wörter, die im Singular definiert sind, haben die entsprechende Bedeutung im Plural und umgekehrt; (iv) Wörter eines Geschlechts gelten für jedes Geschlecht; (v) die Begriffe „hiervon”, „hierin”, „hiermit”, „hierzu” und abgeleitete oder ähnliche Wörter beziehen sich auf den gesamten Vertrag, einschliesslich der Anhänge; (vi) die Begriffe „Ziffer” oder „Anhang” beziehen sich auf die angegebene Ziffer oder den angegebenen Anhang dieses Vertrags; (vii) jede grammatikalische Form oder Variante eines in diesem Vertrag definierten Begriffs ist so auszulegen, dass sie eine Bedeutung hat, die der hierin enthaltenen Definition des Begriffs entspricht.

2. The Merger	2. Die Fusion

2.1 Agreement to Merge by Absorption	2.1 Vertrag zur Fusion durch Absorption

The Parties hereby agree as follows	Die Parteien vereinbaren hiermit was folgt:

(a) WISeKey CH shall merge with WISeKey BVI, effective as of the Effective Time, in accordance with the provisions of this Agreement and as stipulated by (to the extent applicable to a cross-border merger) Art. 3 et seq. of the Merger Act and Art. 163b, 163c and 164 PILA (emigration merger by absorption) and the BVI Act (the Merger).	(a) WISeKey CH fusioniert mit WISeKey BVI, mit Wirkung zum Rechtswirksamkeitszeitpunkt gemäss den Bestimmungen dieses Vertrags und (soweit auf eine grenzüberschreitende Fusion anwendbar) den Bestimmungen von Art. 3 ff. FusG und Art. 163b, 163c und 164 IPRG (Emigrationsfusion durch Absorption) und dem BVI Act (die Fusion).

(b) WISeKey BVI shall be the surviving company and WISeKey CH shall be the absorbed company and, as of the Effective Time, be dissolved without liquidation; and	(b) WISeKey BVI ist die übernehmende Gesellschaft und WISeKey CH ist die übernommene Gesellschaft und wird per Rechtswirksamkeitszeitpunkt ohne Liquidation aufgelöst; und

 11/45

Merger Agreement / Fusionsvertrag

(c)	WISeKey BVI shall, in each case in accordance with the BVI Act:		(c)	WISeKey BVI wird, in jedem Fall im Einklang mit dem BVI:

	(i)	with effect as of the Effective Time, accept all of the assets of WISeKey CH, including, without limitation, rights, goodwill, intellectual property rights, know how, stock, property, records, cash, bank or brokerage accounts, artwork, contracts and the benefit of any claims or debts;		(i)	mit Wirkung per Rechtswirksamkeitszeitpunkt alle Vermögenswerte von WISeKey CH übernehmen, einschliesslich, aber nicht beschränkt auf Rechte, Goodwill, Immaterialgüterrechte, Know-how, Inventar, Immobilien und Mobilien, Aktien, Bargeld, Bank- oder Depots-Konten, Kunstwerke, Verträge und die Vorteile aus Forderungen oder Verbindlichkeiten;

	(ii)	with effect as of the Effective Time, assume all of the liabilities and obligations of WISeKey CH, including, but not limited to, any and all legal positions, obligations, claims, debts and other liabilities, including contingent liabilities and guarantees (with the effect that the respective obligees have a right to enforce such liabilities directly against WISeKey BVI);		(ii)	mit Wirkung per Rechtswirksamkeitszeitpunkt alle Verbindlichkeiten und Verpflichtungen von WISeKey CH übernehmen, einschliesslich, aber nicht beschränkt auf alle Rechtspositionen, Verpflichtungen, Ansprüche, Schulden und andere Verbindlichkeiten, einschliesslich Eventualverbindlichkeiten und Garantien (mit der Wirkung, dass die jeweiligen Gläubiger das Recht haben, diese Verbindlichkeiten direkt gegenüber WISeKey BVI geltend zu machen);

	(iii)	on or before the Effective Time, reconstitute the WISeKey BVI Board to match the WISeKey CH Board as of the Effective Time;		(iii)	am oder vor dem Rechtswirksamkeitszeitpunkt den WISeKey BVI Verwaltungsrat so zusammensetzen, dass er den WISeKey CH Verwaltungsrat zum Rechtswirksamkeitszeitpunkt entspricht;

(iv)	on or before the Effective Time, cause the issuance of the number and class of WISeKey BVI Shares to be delivered to each holder of WISeKey CH Shares to which such holder is entitled pursuant to the Exchange Ratio and their exercise of the Election Right, and, in accordance with Section 4, deliver, or cause to be delivered, such number and class of WISeKey BVI Shares to each holder of WISeKey CH Shares to which such holder is entitled pursuant to the Exchange Ratio and their exercise of the Election Right; and	(v)	am oder vor dem Rechtswirksamkeitszeitpunkt die Ausgabe der Anzahl und Kategorie von WISeKey BVI Aktien veranlassen, die jedem Inhaber von WISeKey CH Aktien gemäss dem Umtauschverhältnis und dessen Ausübung des Wahlrechts zustehen, und gemäss Ziffer 4 jedem Inhaber von WISeKey CH Aktien die Anzahl und Kategorie von WISeKey BVI Aktien liefern (bzw. dafür sorgen, dass diese geliefert werden), auf die dieser Inhaber gemäss dem Umtauschverhältnis und dessen Ausübung des Wahlrechts Anspruch hat; und

(vi)	on or before the Effective Time, cause the WISeKey BVI Shares to be issued as book-entry securities held in the name of Cede & Co, with entitlements to WISeKey BVI Shares delivered through DTC and its sub-custodians, including the sub-custodian for SIS.	(vi)	am oder vor dem Rechtswirksamkeitszeitpunkt veranlassen, dass die WISeKey BVI als Bucheffekten im Namen von Cede & Co ausgeben werden, wobei die Ansprüche auf WISeKey BVI Aktien über DTC und dessen Sub-Custodians, einschliesslich des Sub-Custodian für SIS, abgewickelt werden.

 12/45

Merger Agreement / Fusionsvertrag

(d) It is intended that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).	(d) Es ist beabsichtigt, dass die Fusion für Zwecke der bundesstaatlichen Einkommensteuer der Vereinigten Staaten als Reorganisation im Sinne von Section 368(a)(1)(F) des Code qualifiziert. Die Parteien nehmen diese Vereinbarung als einen „Reorganisationsplan” im Sinne der Treasury Regulation Sections 1.368-2(g) und 1.368-3(a) an.

2.2 Merger Report	2.2 Fusionsbericht

The WISeKey CH Board shall approve a merger report pursuant to Art. 14 of the Merger Act (the Merger Report) as soon as practicable after the date hereof, but in any event no later than on the date occurring thirty-one (31) calendar days prior to the general meeting of shareholders of WISeKey CH at which the WISeKey CH Board seeks approval of this Agreement and the Merger from the holders of WISeKey CH Shares (the Extraordinary General Meeting) in accordance with this Agreement and the Merger Act.	Der Verwaltungsrat von WISeKey CH genehmigt einen Fusionsbericht gemäss Art. 14 des Fusionsgesetzes (der Fusionsbericht) so bald als möglich nach dem Datum dieses Vertrags, jedoch in jedem Fall spätestens einunddreissig (31) Kalendertage vor der Generalversammlung der Aktionäre von WISeKey CH, an der der WISeKey CH Verwaltungsrat gemäss diesem Vertrag und dem FusG die Genehmigung der Inhaber von WISeKey CH Aktien zu diesem Vertrag und der Fusion einholt (die Ausserordentliche Generalversammlung).

2.3 Merger Balance Sheet	2.3 Fusionsbilanz

The Merger shall take place on the basis of the audited statutory (non-consolidated) standalone balance sheet of WISeKey CH as of December 31, 2025, included in the financial statements attached hereto as Annex 2.3 (the Merger Balance Sheet, and the date of the Merger Balance Sheet, the Balance Sheet Date). The Parties acknowledge that for tax purposes, additional financial statements may be required.	Die Fusion erfolgt auf Grundlage der geprüften, (nicht konsolidierten) Bilanz von WISeKey CH vom 31. Dezember 2025 gemäss dem Finanzabschluss in Anhang 2.3 (die Fusionsbilanz, und das Datum der Fusionsbilanz, der Bilanzstichtag). Die Parteien anerkennen, dass für steuerliche Zwecke zusätzliche Abschlüsse erforderlich sein können.

2.4 Actions and Operations as From the Balance Sheet Date	2.4 Handlungen und Geschäfte ab Bilanzstichtag

As from the Balance Sheet Date, all actions and operations of WISeKey CH shall economically be deemed to be conducted for the account of WISeKey BVI. The Parties acknowledge that the recognition of such effect for tax purposes is subject to separate prerequisites.	Ab dem Bilanzstichtag gelten alle Handlungen und Geschäfte von WISeKey CH wirtschaftlich als auf Rechnung von WISeKey BVI vorgenommen. Die Parteien anerkennen, dass die Anerkennung einer solchen Wirkung für steuerliche Zwecke gesonderten Voraussetzungen unterliegt.

 13/45

Merger Agreement / Fusionsvertrag

2.5 Audit of the Agreement, the Merger Report and the Merger Balance Sheet	2.5 Prüfung des Vertrags, des Fusionsberichts und der Fusionsbilanz

The WISeKey CH Board shall cause the Licensed Audit Expert to conduct the review of this Agreement and the Merger Report pursuant to Art. 15 Merger Act and to issue to it and the holders of the WISeKey CH Shares its report (the Audit Report).	Der WISeKey CH Verwaltungsrat ist verpflichtet, dafür zu sorgen, dass die Zugelassene Revisionsexpertin die Prüfung dieses Vertrags und des Fusionsberichts gemäss Art. 15 FusG durchführt und ihm sowie den Inhabern der WISeKey CH Aktien ihren Bericht (Prüfungsbericht) vorlegt.

2.6 Deliverables of WISeKey BVI	2.6 Leistungen von WISeKey BVI

(a) Subject always to Section 2.6(b), WISeKey CH and WISeKey BVI shall execute the plan of merger (the Plan of Merger), in the form contained in Annex 2.6(a)(1), and the articles of merger (the Articles of Merger), in the form contained in Annex 2.6(a) (2), and WISeKey BVI shall file (or procure the filing of) the Articles of Merger (including the Plan of Merger as an annexure thereto) and any other documents required to effect the Merger pursuant to the BVI Act with the Registrar on the Effective Time. Where available, such filing shall be made on an electronic basis using VIRRGIN.	(a) Vorbehaltlich von Ziffer 2.6(b) führen WISeKey CH und WISeKey BVI den Plan of Merger (Plan of Merger) in der in Anhang 2.6(a)(1) enthaltenen Form und die Articles of Merger (Articles of Merger) in der in Anhang 2.6(a)(2) enthaltenen Form aus, und WISeKey BVI reicht die Articles of Merger (einschliesslich des Plan of Merger als Anhang dazu) und jedes andere Dokument, das zur Durchführung der Fusion gemäss dem BVI Act erforderlich ist, am Rechtswirksamkeitszeitpunkt beim Registrar ein (oder veranlasst deren Einreichung). Sofern verfügbar, erfolgt diese Einreichung auf elektronischem Wege unter Verwendung von VIRRGIN.

(b) The WISeKey BVI Board and WISeKey CH, as the sole shareholder of WISeKey BVI, shall approve the Plan of Merger and the Articles of Merger.	(b) Der WISeKey BVI Verwaltungsrat und WISeKey CH, als alleinige Aktionärin von WISeKey BVI, genehmigen den Plan of Merger und die Articles of Merger.

2.7 Effectiveness	2.7 Rechtswirksamkeit

The Merger, by virtue of which any and all assets of WISeKey CH transfer to WISeKey BVI, and any and all obligations and liabilities of WISeKey CH are assumed by WISeKey BVI, shall become legally effective on the Effective Time.	Die Fusion, durch die sämtliche Vermögenswerte von WISeKey CH auf WISeKey BVI übertragen werden und sämtliche Verpflichtungen und Verbindlichkeiten von WISeKey CH durch WISeKey BVI übernommen werden, wird zum Rechtswirksamkeitszeitpunkt rechtswirksam.

 14/45

Merger Agreement / Fusionsvertrag

3. Merger Consideration			3. Fusionsgegenleistung

(a)	At the Effective Time, each holder of WISeKey CH Shares, excluding WISeKey CH and any of its subsidiaries whose WISeKey CH Shares shall be cancelled by virtue of the Merger, shall be allotted the relevant class of WISeKey BVI Shares (the Merger Consideration) by virtue of the Merger in accordance with the following exchange ratio (the Exchange Ratio) and in accordance with the exercise by each such holder of their Election Right:		(a)	Im Rechtswirksamkeitszeitpunkt wird jedem Inhaber von WISeKey CH Aktien, mit Ausnahme von WISeKey CH und ihren Tochtergesellschaften, deren WISeKey Aktien aufgrund der Fusion vernichtet werden, aufgrund der Fusion die entsprechende Kategorie von WISeKey BVI Aktien (die Fusionsgegenleistung) gemäss dem folgenden Umtauschverhältnis (das Umtauschverhältnis) und gemäss dem von diesem Inhaber ausgeübten Wahlrecht zugeteilt:

	(i)	(A) For each WISeKey CH Class B Share held by a holder as of the Effective Time, one (1) WISeKey BVI Ordinary Share, or (B), if such holder has validly and timely elected, in accordance with Sections 3(b) and 3(e), to be allotted WISeKey BVI Class B Shares, subject to Section 9.4, ten (10) WISeKey BVI Class B Shares;		(i)	(A) Für jede WISeKey CH Kategorie B Aktie, die ein Inhaber zum Rechtswirksamkeitszeitpunkt hält, eine (1) WISeKey BVI Stammaktie oder (B), wenn dieser Inhaber gemäss Ziffern 3(b) und 3(e) gültig und rechtzeitig die Zuteilung von WISeKey BVI Kategorie B Aktien gewählt hat, vorbehaltlich Ziffer 9.4, zehn (10) WISeKey BVI Kategorie B Aktien;

	(ii)	(A) for each WISeKey CH Class A Share held by a holder as of the Effective Time, one WISeKey BVI Class F Share, or (B), if such holder has validly and timely elected, in accordance with Sections 3(e) and 3(g), to be allotted WISeKey BVI Class B Shares, subject to Section 9.4, one (1) WISeKey BVI Class B Share; and		(ii)	(A) für jede WISeKey CH Kategorie A Aktie, die ein Inhaber zum Rechtswirksamkeitszeitpunkt hält, eine WISeKey BVI Kategorie F Aktie oder (B), wenn dieser Inhaber gemäss Ziffern 3(e) und 3(g) gültig und rechtzeitig die Zuteilung von WISeKey BVI Kategorie B Aktien gewählt hat, vorbehaltlich Ziffer 9.4, eine (1) WISeKey BVI Kategorie B Aktie; und

	(iii)	for each WISeKey CH ADS held by a holder as of the Effective Time, one-half (1/2) of one (1) WISeKey BVI Ordinary Share.		(iii)	für jede WISeKey CH ADS, die ein Inhaber zum Rechtswirksamkeitszeitpunkt hält, eine halbe (1/2) WISeKey BVI Stammaktie.

 15/45

Merger Agreement / Fusionsvertrag

(b)	WISeKey CH shall grant holders of WISeKey CH Class B Shares the right to elect to receive either one (1) WISeKey BVI Ordinary Share or ten (10) WISeKey BVI Class B Shares, subject to the WISeKey BVI Class B Share Cap, for each WISeKey CH Class B Share held immediately prior to the Effective Time. WISeKey CH shall cause the Swiss Exchange Agent to procure that, as soon as reasonably possible after the date of the Extraordinary General Meeting and reasonably prior to the corporate action notification pursuant to Section 4.2.1(a), a corporate action notification is issued to all depository banks that are SIX SIS participants (the SIS Participants) and hold WISeKey CH Class B Shares on behalf of their beneficial owners (the Beneficial Owners). Such corporate action notification shall set forth the detailed procedures and terms and conditions for the exercise by the Beneficial Owners of their Election Right through the SIS Participants, including the applicable deadlines for making such election. The corporate action notification shall further specify that if a Beneficial Owner of WISeKey CH Class B Shares does not expressly exercise its Election Right through an SIS Participant in accordance with the procedures and deadlines communicated by the SIS Participants to the Beneficial Owners in accordance with the requirements of the corporate action notification, such Beneficial Owner shall be irrevocably deemed to have elected to receive one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share held immediately prior to the Effective Time.	(b)	WISeKey CH ist verpflichtet, den Inhabern von WISeKey CH Kategorie B Aktien das Recht zu gewähren, für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie B Aktie entweder die Zuteilung einer (1) WISeKey BVI Stammaktie oder zehn (10) WISeKey BVI Kategorie B Aktien zu wählen, vorbehaltlich der WISeKey BVI Kategorie B Aktien Obergrenze. WISeKey CH veranlasst die Schweizer Umtauschagentin, dafür zu sorgen, dass so bald wie vernünftigerweise möglich nach dem Datum der Ausserordentlichen Generalversammlung und angemessene Zeit vor der Corporate Action Mitteilung gemäss Ziffer 4.2.1(a), allen Depotbanken, die SIX SIS-Teilnehmer (die SIS Teilnehmer) sind und WISeKey CH Kategorie B Aktien für deren wirtschaftlich Berechtigte (die Wirtschaftlich Berechtigten) halten, eine Corporate Action Mitteilung zukommt. In dieser Corporate Action Mitteilung sind die genauen Modalitäten und Bedingungen für die Ausübung des Wahlrechts durch die Wirtschaftlich Berechtigten über die SIS Teilnehmer, einschliesslich der massgeblichen Fristen für die Ausübung des Wahlrechts, darzulegen. In der Corporate Action Mitteilung ist ferner festzulegen, dass wenn ein an WISeKey CH Kategorie B Aktien Wirtschaftlich Berechtigter sein Wahlrecht über die SIS Teilnehmer gemäss dem von den SIS Teilnehmern an die Wirtschaftlich Berechtigten kommunizierten Verfahren und Fristen entsprechend den Anforderungen der Corporate Action Mitteilung nicht ausdrücklich ausübt, unwiderlegbar davon ausgegangen wird, dass dieser Wirtschaftlich Berechtige für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie B Aktie eine (1) WISeKey BVI Stammaktie zu erhalten gewählt hat.

(c)	WISeKey CH shall grant holders of WISeKey CH Class A Shares the right to elect to receive either one (1) WISeKey BVI Class F Share or one (1) WISeKey BVI Class B Share for each WISeKey CH Class A Share held immediately prior to the Effective Time. WISeKey CH shall cause the Swiss Exchange Agent to procure that, as soon as reasonably possible after the date of the Extraordinary General Meeting, a corporate action notification is issued to all SIS Participants holding WISeKey CH Class A Shares on behalf of their Beneficial Owners. Such corporate action notification shall set forth the detailed procedures and terms and conditions for the exercise by the Beneficial Owners of their Election Right through the SIS Participants, including the applicable deadlines for making such election. The corporate action notification shall further specify that if a Beneficial Owner of WISeKey CH Class A Shares does not expressly exercise its Election Right in accordance with the procedures and deadlines communicated by the SIS Participants to the Beneficial Owners in accordance with the requirements of the corporate action notification, such Beneficial Owner shall be irrevocably deemed to have elected to receive one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share held immediately prior to the Effective Time.	(c)	WISeKey CH ist verpflichtet, den Inhabern von WISeKey CH Kategorie A Aktien das Recht zu gewähren, für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie A Aktie entweder die Zuteilung einer (1) WISeKey BVI Kategorie F Aktie oder einer (1) WISeKey BVI Kategorie B Aktie zu wählen. WISeKey CH veranlasst die Schweizer Umtauschagentin, dafür zu sorgen, dass so bald als vernünftigerweise möglich nach dem Datum der Ausserordentlichen Generalversammlung allen SIS Teilnehmern, die WISeKey CH Kategorie A Aktien für Wirtschaftlich Berechtigte halten, eine Corporate Action Mitteilung zukommt. In dieser Corporate Action Mitteilung sind die genauen Modalitäten sowie die Bedingungen für die Ausübung des Wahlrechts durch die Wirtschaftlich Berechtigten über die SIS Teilnehmer, einschliesslich der massgeblichen Fristen für die Ausübung des Wahlrechts, darzulegen. In der Corporate Action Mitteilung ist ferner festzulegen, dass wenn an WISeKey CH Kategorie A Aktien Wirtschaftlich Berechtigter sein Wahlrecht über die SIS Teilnehmer gemäss dem von den SIS Teilnehmern an die Wirtschaftlich Berechtigten kommunizierten Verfahren und Fristen entsprechend den Anforderungen der Corporate Action Mitteilung nicht ausdrücklich ausübt, unwiderlegbar davon ausgegangen wird, dass dieser Wirtschaftlich Berechtigte für jede unmittelbar vor dem Rechtswirksamkeitszeitpunkt gehaltene WISeKey CH Kategorie A Aktie eine (1) WISeKey BVI Kategorie F zu erhalten gewählt hat.

 16/45

Merger Agreement / Fusionsvertrag

(d)	To exercise the Election Rights pursuant to Section 3(b) and Section 3(c), respectively, holders of WISeKey CH Shares represented by physical share certificates shall be encouraged to take all steps necessary to convert their physical share certificates to WISeKey CH Shares in book-entry form. The conversion shall, to greatest extent possible, be completed prior to the distribution date of the corporate action notifications pursuant to Section 3(b) and Section 3(c). WISeKey CH shall outline the applicable conversion procedures in the invitation to the Extraordinary General Meeting and on its website. Holders of WISeKey CH Shares represented by physical share certificates who do not convert their physical share certificates to WISeKey CH Shares in book-entry form as required pursuant to this Section 3(d) shall be deemed to have irrevocably exercised their Election Right in respect of WISeKey BVI Ordinary Shares if they hold WISeKey CH Class B Shares and WISeKey BVI Class F Shares if they hold WISeKey CH Class A Shares.	(d)	Um die Wahlrechte gemäss Ziffer 3(b) und Ziffer 3(c) auszuüben, sind Inhaber von WISeKey CH Aktien, die durch physische Aktienzertifikate vertreten sind, anzuhalten, alle notwendigen Schritte zu unternehmen, um ihre physischen Aktienzertifikate in WISeKey CH Aktien in Form von Bucheffekten umzuwandeln. Die Umwandlung soll, so weit wie möglich, vor dem Datum der Verteilung der Corporate Action Mitteilungen gemäss Ziffer 3(b) und Ziffer 3(c) abgeschlossen werden. WISeKey CH wird das zu befolgende Umwandlungsverfahren in der Einladung zur Ausserordentlichen Generalversammlung und auf ihrer Website erläutern. Für Inhaber von WISeKey CH Aktien, die durch physische Aktienzertifikate vertreten sind und ihre physischen Aktienzertifikate nicht gemäss den Anforderungen dieser Ziffer 3(d) in WISeKey CH Aktien im Buch gemäss diesem Abschnitt 3(d) nicht in Bucheffekten umwandeln, gilt, dass unwiderruflich davon ausgegangen wird, dass sie ihr Wahlrecht in Bezug auf WISeKey BVI Stammaktien ausgeübt haben, wenn sie WISeKey CH Kategorie B halten, und WISeKey BVI Kategorie F Aktien, wenn sie WISeKey CH Kategorie A Aktien halten.

(e)	If the aggregate voting rights of WISeKey BVI Class B Shares that holders of WISeKey CH Shares have elected to be exchanged for their WISeKey CH Shares pursuant to Section 3(b) and Section 3(c) exceeds 49.999999% of the voting rights of all outstanding WISeKey BVI Shares entitled to vote at a given general meeting of the shareholders before taking into account the voting rights of the WISeKey BVI Class F Shares, assuming all holders of WISeKey BVI Shares are present or represented at a given general meeting of shareholders of WISeKey BVI (the WISeKey BVI Class B Share Cap), then each holder of WISeKey CH Shares who has validly elected to receive WISeKey BVI Class B Shares will receive a pro rata allocation of the WISeKey BVI Class B Share Cap. Each such holder’s pro rata allocation shall be determined by multiplying the WISeKey BVI Class B Share Cap by a fraction, the numerator of which is the number of WISeKey BVI Class B Shares such holder elected to receive, and the denominator of which is the total number of WISeKey BVI Class B Shares elected to be received by all such electing holders, with the number of WISeKey BVI Class B Shares so allocated to each electing WISeKey CH shareholder rounded down to the nearest whole multiple of ten (10) such that the total number of WISeKey BVI Class B Shares issued pursuant to such elections does not exceed the WISeKey BVI Class B Share Cap. Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of proration and rounding shall be satisfied in WISeKey BVI Ordinary Shares and WISeKey Class F Shares.	(e)	Falls die aggregierten Stimmrechte der WISeKey BVI Kategorie B Aktien, die Inhaber von WISeKey CH Aktien gemäss Ziffer 3(b) und Ziffer 3(c) in WISeKey BVI Kategorie B Aktien umzutauschen gewählt haben, 49,999999 % der Stimmrechte aller ausstehenden WISeKey BVI-Aktien, die an einer bestimmten Generalversammlung der Aktionäre stimmberechtigt sind, übersteigen, bevor die Stimmrechte der WISeKey BVI Class F Aktien berücksichtigt werden, unter der Annahme, dass alle Inhaber von WISeKey BVI Aktien an einer bestimmten Generalversammlung der Aktionäre von WISeKey BVI anwesend oder vertreten sind (die WISeKey BVI Kategorie B Aktien Obergrenze), erhält jeder Inhaber von WISeKey CH Aktien, der wirksam den Erhalt von WISeKey BVI Kategorie B Aktien gewählt hat, eine anteilige Zuteilung der WISeKey BVI Kategorie B Aktien Obergrenze. Die anteilige Zuteilung jedes solchen Inhabers wird bestimmt, indem die WISeKey BVI Kategorie B Aktien Obergrenze mit einem Bruch multipliziert wird, dessen Zähler die Anzahl der WISeKey BVI Kategorie B Aktien ist, die dieser Inhaber zu erhalten gewählt hat, und dessen Nenner die Gesamtanzahl der WISeKey BVI Kategorie B Aktien ist, die von allen solchen wählenden Inhabern zu erhalten gewählt wurde, wobei die Anzahl der WISeKey BVI Kategorie B Aktien, die jedem wählenden Inhaber von WISeKey CH Aktien zugeteilt werden, auf das nächste ganze Vielfache von zehn (10) abgerundet wird, so dass die gesamte Anzahl der WISeKey Kategorie B Aktien basierend auf dieser Auswahl nicht die WISeKey BVI Kategorie B Aktien Obergrenze übersteigt. Ansprüche auf WISeKey BVI Kategorie B Aktien, die infolge von Zuteilungskürzungen und Rundungen nicht befriedigt werden können, sind in WISeKey BVI Stammaktien und WISeKey Kategorie F Aktien zu befriedigen.

 17/45

Merger Agreement / Fusionsvertrag

(f)	Any entitlements to WISeKey BVI Class B Shares that are not satisfied as a result of the proration and rounding pursuant to Section 3(e) will be satisfied in WISeKey BVI Ordinary Shares (for WISeKey CH Class B Shares) and WISeKey BVI Class F Shares (for WISeKey CH Class A Shares), respectively, on the basis of one (1) WISeKey BVI Ordinary Share for each WISeKey CH Class B Share not allocated in WISeKey BVI Class B Shares to the electing holder, due to the WISeKey BVI B Share Cap proration and rounding and one (1) WISeKey BVI Class F Share for each WISeKey CH Class A Share not allocated to the electing holder in WISeKey BVI Class B Shares, due to the WISeKey BVI B Share Cap proration and rounding.	(f)	Alle Ansprüche auf WISeKey BVI Kategorie B Aktien, die aufgrund der anteiligen Zuteilung und Rundung gemäss Ziffer 3(e) nicht erfüllt werden, werden in Form von WISeKey BVI Stammaktien (für WISeKey CH Kategorie B Aktien) bzw. WISeKey BVI Kategorie F Aktien (für WISeKey CH Kategorie A Aktien) erfüllt, auf der Grundlage von einer (1) WISeKey BVI Stammaktie für jede WISeKey CH Kategorie B Aktie, die dem wählenden Inhaber aufgrund der anteiligen Zuteilung und Rundung gemäss der WISeKey BVI Kategorie B Aktien Obergrenze nicht in WISeKey BVI Kategorie B Aktien zugeteilt wurde bzw. einer (1) WISeKey BVI Kategorie F Aktie für jede WISeKey CH Kategorie A Aktie, die dem wählenden Inhaber aufgrund der anteiligen Zuteilung und Rundung gemäss der WISeKey BVI Kategorie B Aktien Obergrenze nicht in WISeKey BVI Kategorie B Aktien zugeteilt wurde.

(g)	At the Effective Time, each WISeKey CH Share (including any WISeKey CH Share held by WISeKey CH or any of its subsidiaries) shall cease to be issued, be cancelled and cease to exist, and each holder of WISeKey CH Shares (including WISeKey CH and any of its subsidiaries) shall thereafter cease to have any rights with respect to such WISeKey CH Shares.	(g)	Zum Rechtswirksamkeitszeitpunkt gilt jede WISeKey CH Aktie (einschliesslich jede WISeKey CH Aktie, die von WISeKey CH oder einer ihrer Tochtergesellschaften gehalten wird) als nicht mehr ausgegeben, wird vernichtet und besteht somit nicht mehr, und jeder Inhaber von WISeKey CH Aktien (einschliesslich WISeKey CH und ihre Tochtergesellschaften) verliert fortan jegliche Rechte in Bezug auf diese WISeKey CH Aktien.

(h)	By virtue of the Merger, with effect as of the Effective Time, WISeKey BVI shall redeem and cancel, for no consideration, all of the WISeKey BVI Ordinary Shares issued and outstanding as of immediately prior to the Effective Time (the Initial Authorized Shares).	(h)	Aufgrund der Fusion wird WISeKey BVI mit Wirkung zum Rechtswirksamkeitszeitpunkt alle unmittelbar vor dem Rechtswirksamkeitszeitpunkt ausgegebenen und ausstehenden Stammaktien von WISeKey (das Initiale Genehmigte Kapital) ohne Gegenleistung einziehen.

(i)	The WISeKey BVI Shares received by the holders of WISeKey CH Shares as Merger Consideration are entitled to dividends and other distributions to the holders of WISeKey BVI Shares as from the Effective Time, subject to the provisions of the memorandum and articles of association of WISeKey BVI, any resolutions of the WISeKey BVI Board approving any such dividends or distributions, and the laws of BVI.	(i)	Die WISeKey BVI Aktien, die die Inhaber von WISeKey CH Aktien als Fusionsgegenleistung erhalten haben, berechtigen per Rechtswirksamkeitszeitpunkt zu Dividenden und anderen Ausschüttungen an die Inhaber von WISeKey BVI Aktien, vorbehaltlich der Bestimmungen der Statuten (memorandum and articles of association) von WISeKey BVI, etwaigen Beschlüssen des WISeKey BVI Verwaltungsrats, die solche Dividenden oder Ausschüttungen genehmigen und den Gesetzen der BVI.

 18/45

Merger Agreement / Fusionsvertrag

4. Exchange of Shares	4. Austausch von Aktien

4.1 Authorization to Allot and Issue of the WISeKey BVI Shares	4.1 Genehmigung zur Zuteilung und Ausgabe der WISeKey BVI Aktien

As soon Extraordinary General Meeting at which this Agreement and the Merger shall be approved pursuant to Section 9.1(b), the WISeKey BVI Board shall be authorized, pursuant to the memorandum and articles of association of WISeKey BVI, to issue and allot, with effect as of the Effective Time, such number of WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares, respectively, to the holders of WISeKey CH Shares as required pursuant to the Exchange Ratio, the terms and conditions of this Agreement, and the exercise of the Election Right by the holders of WISeKey CH Shares.	Vor der Ausserordentlichen Generalversammlung, an der dieser Vertrag und die Fusion gemäss Ziffer 9.1(b) genehmigt werden sollen, ist der WISeKey BVI Verwaltungsrat gemäss den Statuten (memorandum and articles of association) von WISeKey BVI zu ermächtigen, mit Wirkung zum Rechtswirksamkeitszeitpunkt die entsprechende Anzahl von WISeKey BVI Stammaktien, WISeKey BVI Kategorie B Aktien und WISeKey BVI Kategorie F Aktien an die Inhaber von WISeKey CH Aktien gemäss dem Umtauschverhältnis, den Bedingungen dieses Vertrags und der Ausübung des Wahlrechts der Inhaber der WISeKey CH Aktien auszugeben und zuzuteilen.

4.2 Settlement	4.2 Abwicklung

4.2.1 WISeKey CH Shares Held in Book Entry Form Through SIS	4.2.1 In Form von Bucheffekten über SIS gehaltene WISeKey CH Aktien

(a) Reasonably prior to the Effective Time, in accordance with best settlement practices, the Parties shall cause the Swiss Exchange Agent to procure that a corporate action notification to all SIS Participants who hold WISeKey CH Shares on behalf of their Beneficial Owners is issued. Such notification shall specify the procedures for the exchange of WISeKey CH Shares for the applicable Merger Consideration, including the procedure that applies in the event that the WISeKey BVI Class B Share Cap has been triggered, with the effect that the number of WISeKey BVI Class B Shares are adjusted downward.	(a) Angemessene Zeit vor dem Rechtswirksamkeitszeitpunkt, im Einklang mit “best settlement practices”, veranlassen die Parteien, dass die Schweizer Umtauschagentin dafür sorgt, dass eine Mitteilung über die Corporate Action an alle Depotbanken versendet wird, die Teilnehmer von SIS sind und WISeKey CH Aktien im Namen der wirtschaftlichen Berechtigten halten. In dieser Mitteilung ist das Verfahren für den Umtausch der WISeKey CH Aktien gegen die massgebliche Fusionsgegenleistung anzugeben, einschliesslich des Verfahrens, das Anwendung findet, falls die WISeKey BVI Kategorie B Aktien Obergrenze ausgelöst worden ist, mit der Wirkung, dass die Anzahl der WISeKey BVI Kategorie B Aktien nach unten angepasst wird.

(b) The Swiss Exchange Agent shall:	(b) Die Schweizer Umtauschagentin:

(i) procure that the settlement of the corporate action by crediting the applicable Merger Consideration (as adjusted as a result of the application of the WISeKey BVI Class B Share Cap) to the accounts of the relevant depository banks in the SIS system against cancellation of the WISeKey CH Shares occurs; and	(i) sorgt dafür, dass die Abwicklung der Corporate Action durch Gutschrift der entsprechenden Fusionsgegenleistung (angepasst infolge der WISeKey BVI Kategorie B Aktien Obergrenze) auf den Konten der jeweiligen Depotbanken im SIS-System gegen Löschung der WISeKey CH Aktien veranlasst wird; und

(ii) instruct each depository bank that is a participant of SIS to promptly credit the applicable Merger Consideration to the accounts of the beneficial owners upon receipt of the Merger Consideration in accordance with their respective entitlements, as provided in the corporate action notification.	(ii) jede Depotbank, die Teilnehmerin von SIS ist, anzuweisen, die entsprechende Fusionsgegenleistung unverzüglich nach Erhalt der Fusionsgegenleistung den Konten der wirtschaftlichen Berechtigten gemäss deren jeweiligen Ansprüchen gutzuschreiben, wie in der Corporate Action Mitteilung vorgesehen.

 19/45

Merger Agreement / Fusionsvertrag

(c)	Upon completion of the settlement pursuant to this Section 4.2.1, each WISeKey CH Share exchanged in the Merger shall be cancelled in the SIS system and shall cease to exist, and the former holder(s) thereof shall have no further rights with respect thereto other than the right to receive the Merger Consideration in accordance with this Section 4.2.1.	(c)	Nach Abschluss der Abwicklung gemäss Ziffer 4.2.1 wird jede im Rahmen der Fusion umgetauschte WISeKey CH-Aktie im SIS-System gelöscht und besteht somit nicht mehr, und die bisherigen Inhaber haben keine weiteren Rechte daraus, ausser dem Recht auf Erhalt der Fusionsgegenleistung gemäss Ziffer 4.2.1.

4.2.2 Certificated WISeKey CH Shares of Holders Recorded in WISeKey CH’s Share Register		4.2.2 Zertifizierte WISeKey CH Aktien von Inhabern, die im Aktienbuch von WISeKey CH eingetragen sind

(a)	With respect to WISeKey CH Shares evidenced by physical share certificates whose holders are registered in WISeKey CH’s share register and which have not been converted into book-entry form pursuant to Section 3(d), the Parties shall instruct the Swiss Exchange Agent to accept, in accordance with instructions pursuant to the invitation to the Extraordinary General Meeting and on its website, from holders of certificated WISeKey CH Shares the original share certificates, together with a duly executed letter of transmittal (in form and substance reasonably acceptable to the Swiss Exchange Agent), specifying in particular to which securities account they wish to receive the Merger Consideration, and evidence reasonably satisfactory to the Swiss Exchange Agent of their ownership of such certificates. Upon receipt of the certificates and accompanying documentation and following verification thereof, the Swiss Exchange Agent shall cancel such certificates and instruct SIS to deliver the applicable Merger Consideration to the account of the relevant depository bank designated by the holder in its letter of transmittal.	(a)	In Bezug auf WISeKey CH Aktien, die durch physische Aktienzertifikate ausgewiesen und deren Inhaber im Aktienbuch von WISeKey CH eingetragen sind und deren WISeKey CH Aktien nicht gemäss Ziffer 3(d) in die Form von Bucheffekten umgewandelt wurden, weisen die Parteien die Schweizer Umtauschagentin an, entsprechend den von ihnen in der Einladung zur Ausserordentlichen Generalversammlung und auf ihrer Website gemachten Bekanntmachungen von Inhabern von zertifizierten WISeKey CH Aktien der Schweizer Umtauschagentin eingelieferte Original-Aktienzertifikate entgegenzunehmen, zusammen mit einem ordnungsgemäss ausgefüllten Übermittlungsschreiben (in einer Form und mit einem Inhalt, die für die Schweizer Umtauschagentin angemessen sind), in dem insbesondere angegeben wird, auf welches Wertschriftenkonto die Fusionsgegenleistung überwiesen werden soll, sowie einen für die Schweizer Umtauschagentin hinreichend zufriedenstellenden Nachweis über sein Eigentum an diesen Zertifikaten. Nach Erhalt der Zertifikate und der Begleitunterlagen und nach deren Überprüfung wird die Schweizer Umtauschagentin diese Zertifikate annullieren und SIS anweisen, die entsprechende Fusionsgegenleistung auf das Konto der vom Inhaber in seinem Übermittlungsschreiben angegebenen Depotbank zu überweisen.

(b)	Upon cancellation of the surrendered share certificates as provided in Section 4.2.2(a), the WISeKey CH Shares represented thereby shall be deemed cancelled and shall cease to exist, and the former holder thereof shall have no further rights with respect thereto, other than the right to receive the Merger Consideration in accordance with this Agreement.	(b)	Nach der Annullierung der zurückgegebenen Aktienzertifikate gemäss Ziffer 4.2.2(a) gelten die damit verbundenen WISeKey CH Aktien als annulliert und bestehen somit nicht mehr, und der ehemalige Inhaber hat keine weiteren Rechte daraus, mit Ausnahme des Rechts auf Erhalt der Fusionsgegenleistung gemäss diesem Vertrag.

 20/45

Merger Agreement / Fusionsvertrag

4.2.3 Engagement Letter with Swiss Exchange Agent	4.2.3 Mandatsvereinbarung mit der Schweizer Umtauschagentin

For the purposes of Section 4.2.1 to Section 4.2.3, the Parties shall enter into a separate agreement with the Swiss Exchange Agent.	Für die Zwecke der Ziffer 4.2.1 bis Ziffer 4.2.3 verpflichten sich die Parteien, eine separate Vereinbarung mit der Schweizer Umtauschagentin abzuschliessen.

4.2.4 WISeKey CH ADSs	4.2.4 WISeKey CH ADS

(a) For WISeKey CH ADS holders, WISeKey BVI shall issue the relevant number of WISeKey BVI Ordinary Shares to the WISeKey CH ADS Depositary in connection with the Merger and the WISeKey CH ADS Depositary shall either:	(a) Für WISeKey CH ADS-Inhaber wird WISeKey BVI im Zusammenhang mit der Fusion die entsprechende Anzahl WISeKey BVI Stammaktien an die WISeKey CH ADS Depotbank ausgeben, und die WISeKey CH ADS Depotbank wird entweder: entweder:

(i) for beneficial holders of WISeKey CH ADSs deposited with DTC and registered in the name of a bank, broker or nominee or WISeKey CH ADSs held in uncertificated form on the books of the WISeKey CH ADS Depositary, the WISeKey CH ADS Depositary will coordinate the cancellation of the WISeKey CH ADSs in exchange for the applicable WISeKey BVI Ordinary Shares. A holders ownership of WISeKey BVI Ordinary Shares will be recorded in book entry form by their securities intermediary as soon as reasonably practicable after the effective date of the Merger without the need for any additional action on their part; or	(i) Für wirtschaftlich Berechtigte von WISeKey CH ADS, die bei DTC hinterlegt und auf den Namen einer Bank, eines Brokers oder eines Nominees registriert sind, oder von WISeKey CH ADS, die in Form von Bucheffekten in den Büchern der WISeKey CH ADS Depotbank gehalten werden, wird die WISeKey CH ADS Depotbank die Annullierung der WISeKey CH ADS im Austausch gegen die entsprechenden WISeKey BVI Stammaktien koordinieren. Das Eigentum eines Inhabers an WISeKey BVI Stammaktien wird so bald wie vernünftigerweise praktikabel nach dem Rechtswirksamkeitszeitpunkt der Fusion durch dessen Depotbank in Form von Bucheffekten verbucht, ohne dass seitens des Inhabers weitere Massnahmen erforderlich sind; oder

 21/45

Merger Agreement / Fusionsvertrag

	(ii)	for beneficial holders of WISeKey CH ADSs holding WISeKey CH ADSs in certificated form, such holders must surrender their certificates for cancellation to the WISeKey CH ADS Depositary to receive their WISeKey BVI Ordinary Shares. Such certificate delivery shall be subject to customary exchange procedures established by the WISeKey CH ADS Depositary to implement the delivery. As soon as reasonably practicable after the Effective Time, the WISeKey CH ADS Depositary will mail a letter of transmittal to each such holder. Upon receipt of the signed letter of transmittal and the certificate or certificates evidencing such holder’s WISeKey CH ADSs, the WISeKey CH ADS Depositary will cause the number of whole WISeKey BVI Ordinary Shares to which such holder is entitled to be registered in such holder’s name in uncertificated form..		(ii)	Für wirtschaftlich Berechtigte von WISeKey CH ADS, die WISeKey CH ADS in zertifizierter Form halten, müssen solche Inhaber ihre Zertifikate zur Annullierung bei der WISeKey CH ADS Depotbank einliefern, um ihre WISeKey BVI Stammaktien zu erhalten. Die Einlieferung solcher Zertifikate unterliegt den üblichen Umtauschverfahren, die von der WISeKey CH ADS Depotbank zur Durchführung der Lieferung festgelegt werden. So bald wie vernünftigerweise praktikabel nach dem Rechtswirksamkeitszeitpunkt wird die WISeKey CH ADS Depotbank jedem solchen Inhaber ein Übermittlungsschreiben zustellen. Nach Erhalt des unterzeichneten Übermittlungsschreibens sowie des oder der Zertifikate, die die WISeKey CH ADS des jeweiligen Inhabers verbriefen, wird die WISeKey CH ADS Depotbank veranlassen, dass die Anzahl ganzer WISeKey BVI Stammaktien, auf die der jeweilige Inhaber Anspruch hat, auf den Namen des Inhabers in Form von Bucheffekten eingetragen wird..

(b)	None of the WISeKey CH ADS Depositary, DTC or its nominee shall acquire any beneficial interest in the WISeKey BVI Ordinary Shares registered in its name. Once legal ownership is registered in the name of DTC or its nominee, beneficial ownership of such WISeKey BVI Ordinary Shares shall be recorded in book entry form by the relevant DTC participants without the need for any additional action on the beneficial holders’ part.		(b)	Weder die WISeKey CH ADS Depotbank, noch DTC oder deren Nominee erwerben irgendwelche wirtschaftliche Rechte an den auf ihren Namen registrierten WISeKey BVI Stammaktien. Sobald das rechtliche Eigentum auf den Namen von DTC oder deren Nominee eingetragen ist, wird das wirtschaftliche Eigentum an diesen WISeKey BVI Stammaktien von den entsprechenden DTC-Teilnehmern in Form von Bucheffekten erfasst, ohne dass seitens der wirtschaftlichen Eigentümer weitere Massnahmen erforderlich sind.

 22/45

Merger Agreement / Fusionsvertrag

(c)	In connection with the Merger, each WISeKey CH ADS will be cancelled and any applicable expenses, taxes or other governmental charges due or incurred. WISeKey CH will pay any ADS cancellation fees owed to the WISeKey CH ADS Depositary in connection with the Merger; provided, however, that WISeKey CH will not pay ADS cancellation fees for holders of WISeKey CH ADSs who cancel their WISeKey CH ADSs to receive the underlying WISeKey CH Class B Shares prior to the completion of the Merger for any reason, including to attend the Extraordinary General Meeting or to elect to receive WISeKey BVI Class B Shares.	(c)	Im Zusammenhang mit der Fusion wird jedes WISeKey CH ADS annulliert und sämtliche anwendbaren Kosten, Steuern oder sonstigen öffentlich-rechtlichen Abgaben werden fällig oder erhoben. WISeKey CH trägt sämtliche im Zusammenhang mit der Fusion an die WISeKey CH ADS-Depotbank geschuldeten ADS Annullierungsgebühren; vorausgesetzt jedoch, dass WISeKey CH keine ADS Annullierungsgebühren für Inhaber von WISeKey CH ADS übernimmt, die ihre WISeKey CH ADS aus irgendeinem Grund vor Vollzug der Fusion annullieren lassen, um die zugrunde liegenden WISeKey CH Kategorie B Aktien zu erhalten, einschliesslich zum Zweck der Teilnahme an der Ausserordentlichen Generalversammlung oder zur Ausübung des Wahlrechts auf Erhalt von WISeKey BVI Kategorie B Aktien.

4.2.5 General Provisions		4.2.5 Allgemeine Bestimmungen

(a)	Any WISeKey BVI Shares issued in the Merger (except for those issued in respect of WISeKey CH ADSs) that remain undelivered to the former holders of WISeKey CH Shares as of the twelve (12) month anniversary of the Effective Time (or the termination of the Swiss Exchange Agent’s engagement, if later) will be delivered to WISeKey BVI or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and WISeKey BVI or its designee will thereafter continue to hold such WISeKey BVI Shares and entitlements, as nominee for, and on behalf of, the former holders of WISeKey CH Shares, on substantially similar terms as the Swiss Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws of any relevant jurisdiction.	(a)	Sämtliche im Rahmen der Fusion ausgegebenen WISeKey BVI Aktien (mit Ausnahme derjenigen, die in Bezug auf WISeKey CH ADS ausgegeben wurden), die den ehemaligen Inhabern von WISeKey CH Aktien am zwölften (12.) Jahrestag des Rechtswirksamkeitszeitpunkts (oder zum Zeitpunkt der Beendigung des Mandats der Schweizer Umtauschagentin, sofern dieser Zeitpunkt später liegt) noch nicht geliefert worden sind, werden WISeKey BVI oder deren Beauftragten auf Verlangen zusammen mit allen daraus entstehenden Ansprüchen (einschliesslich Dividendenansprüchen) geliefert, und WISeKey BVI oder deren Beauftragten wird solche WISeKey BVI Aktien und Ansprüche anschliessend als Nominee für und im Namen der ehemaligen Inhaber von WISeKey CH Aktien zu im Wesentlichen gleichen Bedingungen wie die Schweizer Umtauschagentin halten, bis zur formellen Übertragung des rechtlichen Eigentums daran, jedoch vorbehaltlich anwendbarer Gesetze über herrenloses Vermögen, Heimfall oder ähnlicher Gesetze in den jeweiligen Rechtsordnungen.

 23/45

Merger Agreement / Fusionsvertrag

(b)	For the avoidance of doubt, WISeKey BVI Shares are deemed issued when the name of the relevant holder is entered in the register of members of WISeKey BVI in accordance with the WISeKey BVI memorandum and articles of association, and no share certificates shall be issued in respect of any WISeKey BVI Shares.	(b)	Zur Klarstellung wird festgehalten, dass WISeKey BVI Aktien als ausgegeben gelten, wenn der Name des jeweiligen Inhabers in Übereinstimmung mit den Statuten (memorandum and articles of association) von WISeKey BVI in das Aktienbuch von WISeKey BVI eingetragen ist, und es werden keine Aktienzertifikate für WISeKey BVI Aktien ausgegeben.

(c)	No interest shall be payable on any dividend entitlements or other amounts held, from time to time, by WISeKey BVI, the Swiss Exchange Agent or any of their respective affiliates or designees as nominee for any former holder of WISeKey CH Shares pursuant to this Section 4.2.5, and none of WISeKey BVI, the Swiss Exchange Agent or any of their respective affiliates or designees shall be required to account to any former holder of WISeKey CH Shares for same.	(c)	Auf Dividendenansprüche oder andere Beträge, die von Zeit zu Zeit von WISeKey BVI, der Schweizer Umtauschagentin oder einem deren verbundenen Unternehmen oder Beauftragten als Nominee für ehemalige Inhaber von WISeKey CH Aktien gemäss dieser Ziffer 4.2.5 gehalten werden, werden keine Zinsen bezahlt, und weder WISeKey BVI noch die Schweizer Umtauschagentin oder deren verbundene Unternehmen oder Beauftragte sind verpflichtet, ehemaligen Inhabern von WISeKey CH Aktien darüber Rechenschaft abzulegen.

4.3 Equity Incentive Plans			4.3 Beteiligungspläne

(a)	At the Effective Time, by virtue of the Merger, all outstanding options or other equity awards, whether vested or unvested, which provide for the issuance, receipt or purchase of, or otherwise relate to or are based on WISeKey CH Shares (individually, an Award and collectively, the Awards) under any of equity incentive plans of WISeKey CH or any of its affiliates (collectively, the Equity Incentive Plans) shall remain outstanding and, after the Effective Time, be deemed to provide for the issuance, receipt or purchase of, or otherwise relate to, or be based on WISeKey BVI Shares as follows:		(a)	Zum Rechtswirksamkeitszeitpunkt gelten aufgrund der Fusion alle ausstehenden Optionen oder sonstige zugeteilten Beteiligungsrechte, ob vested oder unvested, die im Rahmen eines der Aktienoptions- bzw. Beteiligungspläne von WISeKey CH oder einer ihrer verbundenen Gesellschaften (zusammen die Beteiligungspläne) die Ausgabe, den Erhalt oder den Erwerb von WISeKey CH Aktien vorsehen oder sich anderweitig darauf beziehen oder darauf stützen (einzeln ein Award und zusammen die Awards) weiterhin als ausstehend. Nach dem Rechtswirksamkeitszeitpunkt gelten sie als auf die Ausgabe, den Erhalt oder den Erwerb von WISeKey BVI Aktien gerichtet bzw. damit in Zusammenhang stehend oder darauf basierend, wie folgt:

	(i)	Awards with respect to WISeKey CH Class B Shares shall, after the Effective Time, refer to WISeKey BVI Ordinary Shares; and		(i)	Awards in Bezug auf WISeKey CH Kategorie B Aktien beziehen sich nach dem Rechtswirksamkeitszeitpunkt auf WISeKey BVI Stammaktien; und

 24/45

Merger Agreement / Fusionsvertrag

(ii)	Awards with respect to WISeKey CH Class A Shares shall, after the Effective Time, refer to WISeKey Class F Shares.	(ii)	Awards in Bezug auf WISeKey CH Kategorie A Aktien beziehen sich nach dem Rechtswirksamkeitszeitpunkt auf WISeKey CH Kategorie F Aktien.

(b)	Each Award assumed by WISeKey BVI shall be exercisable, issuable or available upon substantially the same terms and conditions as under the applicable Equity Incentive Plan and the applicable award agreement issued thereunder, except that upon the exercise, issuance or availability of such Awards, the relevant class of WISeKey BVI Shares (determined in accordance with Section 4.3(a)) shall be issuable or available in lieu of WISeKey CH Shares. The number of the relevant class of WISeKey BVI Shares issuable or available upon the exercise or issuance of an Award immediately after the Effective Time and, if applicable, the exercise price of each such Award, shall be the number of shares and the exercise price as in effect for such Award immediately prior to the Effective Time. All Awards issued pursuant to the Equity Incentive Plans after the Effective Time shall entitle their holders thereof to purchase or receive the relevant class of WISeKey BVI Shares in accordance with the terms of the Equity Incentive Plans.	(b)	Jeder von WISeKey BVI übernommene Award ist zu den Wesentlichen gleichen Bedingungen und Konditionen ausübbar, ausgebbar oder verfügbar wie nach dem jeweils geltenden Beteiligungsplan und der darunter ausgegebenen Zuteilungsvereinbarung, mit der Ausnahme, dass bei Ausübung, Ausgabe oder Verfügbarkeit dieser Awards die massgebliche Kategorie von WISeKey BVI Aktien (bestimmt gemäss Ziffer 4.3(a)) anstelle von WISeKey CH Aktien ausgegeben oder verfügbar gemacht wird. Die Anzahl der betreffenden Kategorie von WISeKey BVI Aktien, die unmittelbar nach dem Rechtswirksamkeitszeitpunkt bei Ausübung oder Ausgabe eines Awards ausgegeben oder verfügbar gemacht werden können, und gegebenenfalls der Ausübungspreis jeder dieser Awards entsprechen der Anzahl der Aktien und dem Ausübungspreis, die unmittelbar vor dem Rechtswirksamkeitszeitpunkt für diese Awards galten. Alle nach dem Rechtswirksamkeitszeitpunkt gemäss den Beteiligungsplänen ausgegebenen Awards berechtigen deren Inhaber zum Erwerb oder Erhalt der betreffenden Kategorie von WISeKey BVI Aktien gemäss den Bedingungen der Beteiligungspläne.

 25/45

Merger Agreement / Fusionsvertrag

5. Preparatory Actions for the Completion of the Merger	5. Vorbereitende Handlungen für den Abschluss der Fusion

5.1 Adoption of Amended Memorandum Articles of Association of WISeKey BVI	5.1 Genehmigung der geänderten Statuten von WISeKey BVI

(a) On or before the Effective Time, WISeKey BVI shall have adopted its memorandum and articles of association substantially in the form set out in Annex 5.1, provided that nothing in this Section 5.1 shall limit or fetter in any way the ability of WISeKey BVI to amend, vary or substitute its memorandum and articles of association from time to time after the Effective Time.	(a) Am oder vor dem Rechtswirksamkeitszeitpunkt hat WISeKey BVI ihre Statuten (memorandum and articles of association) im Wesentlichen in der in Anhang 5.1 dargelegten Form zu adoptieren, wobei nichts in dieser Ziffer 5.1 die Fähigkeit von WISeKey BVI einschränkt oder in irgendeiner Weise behindert, ihre Statuten (memorandum and articles of association) nach dem Rechtswirksamkeitszeitpunkt von Zeit zu Zeit zu ändern, zu ergänzen oder zu ersetzen.

(b) WISeKey BVI shall be authorized to issue a maximum of 105,000,000 no par value WISeKey BVI Shares consisting of three classes (WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares and WISeKey BVI Class F Shares).	(b) WISeKey BVI ist berechtigt, maximal 105’000’000 WISeKey BVI Aktien ohne Nennwert in drei Kategorien (WISeKey BVI Stammaktien, WISeKey BVI Kategorie B Aktien und WISeKey BVI Kategorie F Aktien) auszugeben.

5.2 The WISeKey BVI Board	5.2 WISeKey BVI Verwaltungsrat

On or before the Effective Time, WISeKey BVI shall procure that the WISeKey BVI Board shall have been reconstituted so as to comprise the same members as serve as directors on the WISeKey CH Board as immediately prior to the Effective Time.	Am oder vor dem Rechtswirksamkeitszeitpunkt sorgt WISeKey BVI dafür, dass der WISeKey BVI Verwaltungsrat so umgebildet wird, dass er dieselben Mitglieder umfasst, die unmittelbar vor dem Rechtswirksamkeitszeitpunkt als Verwaltungsratsmitglieder von WISeKey CH im Amt waren.

5.3 Officers of WISeKey BVI	5.3 WISeKey BVI Geschäftsführung

On or before the Effective Time, WISeKey BVI shall procure that the officers of WISeKey CH immediately prior to the Effective Time shall have been appointed as the officers of WISeKey BVI to hold the same or corresponding office after the Effective Time.	Am oder vor dem Rechtswirksamkeitszeitpunkt sorgt WISeKey BVI dafür, dass die unmittelbar vor dem Rechtswirksamkeitszeitpunkt amtierenden Mitglieder der Geschäftsführung von WISeKey CH zum Rechtswirksamkeitszeitpunkt zu Mitgliedern der Geschäftsführung von WISeKey BVI ernannt werden, um nach dem Rechtswirksamkeitszeitpunkt dieselben oder entsprechende Ämter auszuüben.

 26/45

Merger Agreement / Fusionsvertrag

5.4 Auditors of WISeKey BVI	5.4 WISeKey BVI Revisionsstelle

WISeKey BVI shall procure that, upon occurrence of the Effective Time, the auditors of WISeKey BVI shall be BDO Limited, Tortola, BVI.	WISeKey BVI sorgt dafür, dass zum Rechtswirksamkeitszeitpunkt die Revisionsstelle von WISeKey BVI BDO Limited, Tortola, BVI ist.

5.5 Preparatory Actions Required Pursuant to the Merger Act	5.5 Notwendige vorbereitende Massnahmen gemäss Fusionsgesetz

The WISeKey CH Board and the WISeKey BVI Board shall:	Der WISeKey CH Verwaltungsrat und der WISeKey BVI Verwaltungsrat:

(a) procure that three calls to the creditors (Schuldenrufe) of WISeKey CH (the Creditors’ Calls) are published in the SOGC pursuant to Art. 163b para. 3 of the PILA;	(a) veranlassen, dass drei Schuldenrufe an die Gläubiger von WISeKey CH (die Schuldenrufe) gemäss Art. 163b Abs. 3 IPRG im SHAB publiziert werden;

(b) appoint the Licensed Audit Expert to prepare an audit confirmation pursuant to Art. 164 para. 1 of the PILA that:	(b) beauftragen die Zugelassene Revisionsexpertin, einen Bericht gemäss Art. 164 Abs. 1 IPRG zu erstellen, der bestätigt, dass:

(iv) the claims of the creditors of WISeKey CH who have given notice of their claims have been satisfied or secured;	(i) die Forderungen der Gläubiger von WISeKey CH, die ihre Forderungen angemeldet haben, erfüllt oder sichergestellt wurden;

(v) the creditors who have given notice of their claims consent to the deletion of WISeKey CH from the Commercial Register;	(ii) die Gläubiger, die ihre Forderungen angemeldet haben, der Löschung von WISeKey CH aus dem Handelsregister zustimmen;

 27/45

Merger Agreement / Fusionsvertrag

	(vi) the claims of the creditors of WISeKey CH are not compromised by the Merger; or		(iii) die Forderungen der Gläubiger von WISeKey CH durch die Fusion nicht gefährdet werden; oder

	(vii) there were no creditors’ notices in response to the Creditors’ Calls.		(iv) keine Gläubiger aufgrund der Schuldenrufe ihre Forderungen angemeldet haben.

(c)	appoint the Licensed Audit Expert to prepare an audit confirmation pursuant to Art. 164 para. 2 letter b of the PILA according to which it is confirmed that WISeKey BVI has appropriately granted equity or membership rights to the holders of the relevant class of WISeKey CH Shares entitled to claim such rights;	(c)	beauftragen die Zugelassene Revisionsexpertin mit der Erstellung einer Prüfungsbestätigung gemäss Art. 164 Abs. 2 lit. b IPRG, in der bestätigt wird, dass WISeKey BVI den anspruchsberechtigten Inhabern der entsprechenden Kategorie von WISeKey CH Aktien Anteils- oder Mitgliedschaftsrechte angemessen eingeräumt hat;

(d)	appoint a legal expert under BVI laws to prepare the confirmations required pursuant to Art. 163b para. 1 letter a of the PILA (i.e., that the assets and liabilities of WISeKey CH are transferred to and assumed by WISeKey BVI as a result of the Merger) and Art. 164 para. 2 letter a of the PILA (i.e., evidence that the merger has become legally valid in accordance with the laws of the BVI); and	(d)	ernennen eine Rechtsexpertin nach dem Recht der BVI, um die erforderlichen Bestätigungen gemäss Art. 163b Abs. 1 lit. a IPRG (d.h., dass die Aktiven und Passiven von WISeKey CH infolge der Fusion auf WISeKey BVI übertragen und von dieser übernommen werden) und Art. 164 Abs. 2 lit. a IPRG (d.h. den Nachweis, dass die Fusion gemäss dem Recht der BVI rechtsgültig geworden ist) zu erstellen; und

(e)	obtain a confirmation that WISeKey BVI is in existence.	(e)	holen eine Bestätigung ein, dass WISeKey BVI existiert.

5.6 Employee Consultation		5.6 Konsultation der Arbeitnehmenden

(a)	As soon as practicable following the execution of this Agreement, and no later than thirty (30) calendar days prior to the Extraordinary General Meeting, WISeKey CH shall conduct an employee consultation in accordance with Art. 28 of the Merger Act.	(a)	Sobald wie möglich nach Abschluss dieses Vertrags und spätestens dreissig (30) Kalendertage vor der Ausserordentlichen Generalversammlung führt WISeKey CH eine Arbeitnehmerkonsultation gemäss Art. 28 FusG durch.

 28/45

Merger Agreement / Fusionsvertrag

(b)	WISeKey BVI represents to WISeKey CH that it does not, and will not prior to the Effective Time, have any employees.	(b)	WISeKey BVI sichert WISeKey CH zu, dass derzeit keine Mitarbeiter beschäftigt sind und bis zum Rechtswirksamkeitszeitpunkt auch keine eingestellt werden.

6. Inspection Rights of Shareholders		6. Einsichtsrecht der Aktionäre

As soon as practicable following the execution of this Agreement, and no later than thirty (30) calendar days prior to the Extraordinary General Meeting, WISeKey CH shall give the holders of the WISeKey CH Shares the opportunity to inspect the following documents at its registered office during the 30 days prior to the adoption of the approval by them of the Merger and the Merger Agreement at the Extraordinary General Meeting:		Sobald wie möglich nach Abschluss dieses Vertrags und spätestens dreissig (30) Kalendertage vor der Ausserordentlichen Generalversammlung wird WISeKey CH den Inhabern der WISeKey CH Aktien die Möglichkeit gewähren, die folgenden Dokumente am Sitz der Gesellschaft während 30 Tagen vor der Beschlussfassung über die Genehmigung der Fusion und des Fusionsvertrags durch diese an der Ausserordentlichen Generalversammlung einzusehen:

(a)	the Merger Agreement;	(a)	den Fusionsvertrag

(b)	the Merger Report;	(b)	den Fusionsbericht;

(c)	the Audit Report;	(c)	den Prüfungsbericht;

(d)	the Merger Balance Sheet;	(d)	die Fusionsbilanz;

(e)	the standalone and consolidated annual financial statements and annual reports of WISeKey CH for the financial years 2025, 2024 and 2023; and	(e)	die Jahresrechnungen (Einzel- und konsolidierte Abschlüsse) und die Jahresberichte von WISeKey CH für die Geschäftsjahre 2025, 2024 und 2023; und

(f)	the standalone financial statements of WISeKey BVI as of December 31, 2025.	(f)	den Einzelabschluss von WISeKey BVI per 31. Dezember 2025.

 29/45

Merger Agreement / Fusionsvertrag

7. No Special Benefits to Directors and Members of Executive Management	7. Keine besonderen Vorteile für Verwaltungsratsmitglieder und Mitglieder der Geschäftsführung

The Parties confirm that no special benefits are granted to directors, officers or members of the executive management of either WISeKey CH or the WISeKey BVI for their role or no special benefits will be triggered by or in connection with the Merger, whether or not the Merger takes effect.	Die Parteien bestätigen, dass den Verwaltungsräten oder den Mitgliedern der (erweiterten) Geschäftsführung von WISeKey CH oder WISeKey BVI aufgrund ihrer Funktion keine besonderen Vorteile gewährt werden und dass durch die Fusion oder im Zusammenhang mit ihr keine besonderen Vorteile entstehen, unabhängig davon, ob die Fusion wirksam wird oder nicht.

8. Effect of the Merger on Equity Incentive Plans and Agreements / Other Plans	8. Auswirkungen der Fusion auf Beteiligungspläne und -vereinbarungen / sonstige Pläne

At the Effective Time, the equity incentive plans and agreements of WISeKey CH, together with any other plan and agreement of WISeKey CH and its affiliates and subsidiaries (together the Assumed Plans), shall be assumed by and become plans and agreements of WISeKey BVI. To the extent any Assumed Plan relates to a class of WISeKey CH Shares, then, as of the Effective Time, such plan shall be deemed to relate to the class of WISeKey BVI Shares as specified under Section 4.3. Any amendments deemed necessary or appropriate by the WISeKey CH Board or WISeKey BVI Board to effect the Merger and related transactions, including facilitating the assignment to and assumption by WISeKey BVI of the Assumed Plans, shall be adopted and entered into with respect to the Assumed Plans.	Zum Rechtswirksamkeitszeitpunkt werden die Beteiligungspläne und -vereinbarungen von WISeKey CH zusammen mit allen anderen Plänen und Vereinbarungen von WISeKey CH und den verbundenen Unternehmen und Tochtergesellschaften (zusammen die Übernommenen Pläne) von WISeKey BVI übernommen und werden zu Plänen und Vereinbarungen von WISeKey BVI. Soweit sich ein Übernommener Plan auf eine Kategorie von WISeKey CH Aktien bezieht, gilt dieser Plan ab dem Rechtswirksamkeitszeitpunkt als auf die in Ziffer 4.3 genannte Kategorie von WISeKey BVI Aktien bezogen. Der WISeKey CH Verwaltungsrat oder der WISeKey BVI Verwaltungsrat hat jegliche Änderungen, die er in Bezug auf die Übernommenen Pläne als notwendig oder angemessen erachtet, um die Fusion und damit verbundene Transaktionen durchzuführen, zu beschliessen und umzusetzen, einschliesslich der Erleichterung der Übertragung und der Übernahme der Übernommenen Pläne durch WISeKey BVI.

 30/45

Merger Agreement / Fusionsvertrag

9. Corporate Approvals and Conditions to be Satisfied Before or at the Extraordinary General Meeting		9. Vor oder während der Ausserordentlichen Generalversammlung zu erfüllende Genehmigungen und Bedingungen

9.1 WISeKey CH Board Approval / WISeKey CH Board Actions		9.1 Genehmigung des WISeKey CH Verwaltungsrats / Handlungen des WISeKey CH Verwaltungsrats

(a)	WISeKey CH confirms that at the meeting held on June 24, 2026, the WISeKey CH Board has approved, subject to the satisfaction of all other conditions to the completion of the Merger pursuant to this Agreement and applicable laws, the entry into, the execution and the performance of this Agreement.	(a)	WISeKey CH bestätigt, dass der WISeKey CH Verwaltungsrat an seiner Sitzung vom Juni 24, 2026, vorbehaltlich der Erfüllung aller anderen Bedingungen für den Vollzug der Fusion gemäss diesem Vertrag und gemäss anwendbarem Recht, den Abschluss, die Unterzeichnung und die Erfüllung dieses Vertrags genehmigt hat.

(b)	The WISeKey CH Board shall submit the Merger and this Agreement to the Extraordinary General Meeting and propose to the holders of WISeKey CH Shares that this Agreement and the Merger be approved in accordance with Art. 18 para. 1 of the Merger Act, all as substantially set forth in the draft invitation to the Extraordinary General Meeting attached hereto as Annex 9.1(b). The Parties acknowledge and agree that the WISeKey CH Board shall have the right, in its full discretion, to set and change the date of the Extraordinary General Meeting, not to call the Extraordinary General Meeting for the approval of this Agreement and the Merger, not to submit the Agreement and the Merger to the approval of the holders of the WISeKey CH Shares or to propose that the resolutions before the Extraordinary General Meeting be rejected.	(b)	Der WISeKey CH Verwaltungsrat wird die Fusion und diesen Vertrag der Ausserordentlichen Generalversammlung vorlegen und den Inhabern von WISeKey CH Aktien beantragen, diesen Vertrag und die Fusion gemäss Art. 18 Abs. 1 FusG zu genehmigen, wie im Entwurf der Einladung zur Ausserordentlichen Generalversammlung, der diesem Vertrag als Anhang 9.1(b) beigefügt ist, im Wesentlichen ausgeführt. Die Parteien anerkennen und vereinbaren, dass der WISeKey CH Verwaltungsrat das Recht hat, in eigenem Ermessen das Datum für die Ausserordentliche Generalversammlung festzulegen und zu ändern, keine Ausserordentliche Generalversammlung zur Genehmigung dieses Vertrags und der Fusion einzuberufen, den Vertrag und die Fusion den Inhabern von WISeKey CH Aktien zur Genehmigung nicht vorzulegen oder zu beantragen, dass die Beschlüsse, die der Ausserordentlichen Generalversammlung unterbreitet werden, abgelehnt werden.

 31/45

Merger Agreement / Fusionsvertrag

(c) Notwithstanding anything to the contrary in the foregoing, this Agreement may be terminated in accordance with Section 13.2.	(c) Ungeachtet anderslautender Bestimmungen gemäss Voranstehendem kann dieser Vertrag gemäss Ziffer 13.2 beendet werden.

9.2 Shareholder Approval of the Merger and the Merger Agreement / Other Swiss Law Conditions to the Completion of the Merger	9.2 Genehmigung der Aktionäre zur Fusion und zum Fusionsvertrag / Sonstige nach schweizerischem Recht erforderliche Voraussetzungen für den Vollzug der Fusion

The Merger and the completion of the transactions pursuant to this Agreement shall be subject to the approval of the affirmative vote of two-thirds of the voting rights and an absolute majority of the nominal value of the WISeKey CH Shares, each as present or represented, in person or by proxy, at the Extraordinary General Meeting, and all other applicable requirements of Swiss law and the articles of association of WISeKey CH relating to convening and the conduct of the Extraordinary General Meeting are satisfied.	Die Fusion und der Abschluss der Transaktionen gemäss diesem Vertrag stehen unter dem Vorbehalt der Genehmigung durch zwei Drittel der Stimmrechte und der absoluten Mehrheit des Nennwerts der WISeKey CH Aktien, die persönlich anwesend oder an der Ausserordentlichen Generalversammlung vertreten sind, und der Erfüllung aller anderen anwendbaren Anforderungen des Schweizer Rechts und der Statuten von WISeKey CH in Bezug auf die Einberufung und Durchführung der Ausserordentlichen Generalversammlung.

9.3 WISeKey BVI Board and Shareholder Approval	9.3 Genehmigung durch den WISeKey BVI Verwaltungsrat und die Aktionäre von WISeKey BVI

(a) WISeKey BVI confirms that at the meeting held on June 25, 2026 and on June 24, 2026, respectively, the WISeKey BVI Board and WISeKey CH, in its role as sole shareholder of WISeKey BVI, have approved, subject to the satisfaction of all other conditions to the completion of the Merger pursuant to this Agreement and applicable law, the entry into, the execution and the performance of this Agreement, together with all other agreements and transactions envisaged or referred to in this Agreement, including:	(a) WISeKey BVI bestätigt, dass an der Sitzung vom Juni 25, 2026 bzw. an der Versammlung vom Juni 24, 2026 der WISeKey BVI Verwaltungsrat und WISeKey CH in seiner Eigenschaft als alleiniger Aktionär von WISeKey BVI, vorbehaltlich der Erfüllung aller anderen Bedingungen für den Vollzug der Fusion gemäss diesem Vertrag und anwendbarem Recht, den Abschluss, die Unterzeichnung und die Erfüllung dieses Vertrags sowie aller anderen in diesem Vertrag vorgesehenen oder genannten Vereinbarungen und Transaktionen genehmigt haben, darunter:

(i) the execution of the Plan of Merger and the Articles of Merger;	(i) den Vollzug des Plan of Merger und der Articles of Merger;

 32/45

Merger Agreement / Fusionsvertrag

(ii)	the issuance and allotment, with effect as of the Effective Time, of such number of WISeKey BVI Ordinary Shares, WISeKey BVI Class B Shares, and WISeKey BVI Class F Shares, respectively, to the holders of WISeKey CH Shares as required pursuant to the Exchange Ratio;	(ii)	die Ausgabe und Zuteilung mit Wirkung zum Rechtswirksamkeitszeitpunkt einer solchen Anzahl von WISeKey BVI Stammaktien, WISeKey BVI Kategorie B Aktien und WISeKey BVI Kategorie F Aktien an die Inhaber von WISeKey CH Aktien, wie gemäss Umtauschverhältnis erforderlich;

(iii)	the appointment of the directors of WISeKey CH as of the Effective Time to the WISeKey BVI Board, with effect as of the Effective Time;	(iii)	die Ernennung der Verwaltungsratsmitglieder von WISeKey CH per Rechtswirksamkeitszeitpunkt in den Verwaltungsrat von WISeKey BVI mit Wirkung zum Rechtswirksamkeitszeitpunkt;

(iv)	the redemption by WISeKey BVI of the Initial Authorized Shares for nil consideration pursuant to Section 3(h) of this Agreement;	(iv)	die Einziehung des Initialen Genehmigten Aktienkapitals durch WISeKey BVI ohne Gegenleistung gemäss Ziffer 3(h) dieses Vertrags;

(v)	the appointment of the officers of WISeKey BVI, in accordance with the requirements pursuant to Section 5.3;	(v)	die Ernennung der erweiterten Geschäftsführung von WISeKey BVI in Übereinstimmung mit den Anforderungen gemäss Ziffer 5.3;

(vi)	the appointment of the Swiss Exchange Agent; and	(vi)	die Ernennung der Schweizer Umtauschagentin; und

(vii)	the updating of all registers to reflect the issue and allotment of the number and class of WISeKey BVI Shares pursuant to Section 4 of this Agreement.	(vii)	die Nachführung aller Register, um die Ausgabe und Zuteilung der Anzahl und Kategorie der WISeKey BVI Aktien gemäss Ziffer 4 dieses Vertrags wiederzugeben.

 33/45

Merger Agreement / Fusionsvertrag

(b)	WISeKey BVI represents and warrants that no other corporate approvals or authorizations are required on its side for purposes of this Agreement, except the approvals by the WISeKey BVI Board and WISeKey CH in its role as sole shareholder of WISeKey CH pursuant to Section 9.3(a) above, and except for those required to implement the following, all of which shall have been validly adopted before the Extraordinary General Meeting:		(b)	WISeKey BVI sichert zu und garantiert, dass für die Zwecke dieses Vertrags keine weiteren gesellschaftsrechtlichen Genehmigungen oder Ermächtigungen seitens WISeKey BVI erforderlich sind, mit Ausnahme der Genehmigungen durch den Verwaltungsrat von WISeKey BVI und WISeKey CH in seiner Eigenschaft als alleiniger Aktionär von WISeKey BVI gemäss Ziffer 9.3(a) oben, und mit Ausnahme derjenigen, die zur Umsetzung des Folgenden erforderlich sind, wobei alle diese Genehmigungen vor der Ausserordentlichen Generalversammlung wirksam erteilt worden sein müssen:

	(i)	adoption of a new memorandum and articles of association of WISeKey BVI, including to allow for the issuance and allotment of the WISeKey BVI Shares to the holders of WISeKey CH Shares as required pursuant to the Exchange Ratio;		(i)	Verabschiedung neuer Statuten (memorandum and articles of association) von WISeKey BVI, einschliesslich der Autorisierung der Ausgabe und Zuteilung der WISeKey BVI Aktien an die Inhaber von WISeKey CH Aktien gemäss den Anforderungen des Umtauschverhältnisses;

	(ii)	authorization of the filing of the Registration Statement with the SEC for the purpose of registering the WISeKey BVI Ordinary Shares and WISeKey BVI Class B Shares pursuant to applicable SEC regulations; and		(ii)	Genehmigung der Einreichung des Registration Statement bei der SEC zum Zweck der Registrierung der WISeKey BVI Stammaktien und WISeKey BVI Kategorie B Aktien gemäss den anwendbaren SEC Regularien; und

	(iii)	authorization of the redemption by WISeKey BVI of the Initial Authorized Shares for nil consideration pursuant to Section 3(h) of this Agreement.		(iii)	Genehmigung der Einziehung des Initialen Genehmigten Aktienkapitals durch WISeKey BVI ohne Gegenleistung gemäss Ziffer 3(h) dieses Vertrags.

 34/45

Merger Agreement / Fusionsvertrag

9.4 Conditions to the Completion of the Merger to be Satisfied Before the Effective Time	9.4 Vor dem Rechtswirksamkeits-zeitpunkt der Fusion zu erfüllende Bedingungen

Prior to the Effective Time, the following further conditions to the completion of the Merger shall have been satisfied:	Vor dem Rechtswirksamkeitszeitpunkt müssen die folgenden weiteren Bedingungen für den Vollzug der Fusion erfüllt sein:

9.4.1 Related to the Creditors’ Calls	9.4.1 In Bezug auf die Schuldenrufe

After having made the Creditors’ Calls in accordance with Art. 164 of the PILA and Art.46 of the Merger Act and prior to submitting the Swiss Merger Application to the Commercial Register, WISeKey CH shall procure that the Licensed Audit Expert (or another licensed audit expert) delivers the confirmation pursuant to Art. 164 para. 1 of the PILA according to which:	Nach erfolgten Schuldenrufen gemäss Art. 164 IPRG und Art. 46 FusG und vor Einreichung der Handelsregisteranmeldung hat WISeKey CH dafür zu sorgen, dass die Zugelassene Revisionsexpertin (oder eine andere zugelassene Revisionsexpertin) die Bestätigung gemäss Art. 164 Abs. 1 IPRG abgibt, wonach:

(a) the claims of the creditors of WISeKey CH who have given notice of their claims have been paid or security has been provided for such claims;	(a) die Forderungen der Gläubiger von WISeKey CH, die ihre Forderungen angemeldet haben, beglichen wurden oder für diese Forderungen Sicherheit geleistet wurde;

(b) the creditors who have given notice of their claims have consented to the deregistration of WISeKey CH from the Commercial Register;	(b) die Gläubiger, die ihre Forderungen angemeldet haben, der Löschung von WISeKey CH aus dem Handelsregister zugestimmt haben;

(c) the claims of the creditors of WISeKey CH are not compromised by the merger; or	(c) die Forderungen der Gläubiger von WISeKey CH durch die Fusion nicht gefährdet werden; oder

(d) there were no creditors’ notices in response to the Creditors’ Calls.	(d) keine Gläubiger aufgrund der Schuldenrufe ihre Forderungen angemeldet haben.

9.4.2 No Prohibition	9.4.2 Keine Untersagung

There shall be no statutory, judicial, or governmental prohibitions in effect that would prevent the completion of the Merger or the transactions contemplated by this Agreement, and any such prohibitions that may have been imposed shall have expired or been terminated.	Es sind keine gesetzlichen, gerichtlichen oder behördlichen Verbote in Kraft, die den Vollzug der Fusion oder die in diesem Vertrag vorgesehenen Transaktionen verhindern würden, und alle derartigen Untersagungen, die gegebenenfalls verhängt wurden, sind abgelaufen oder aufgehoben worden.

9.4.3 Registration Statement	9.4.3 Registration Statement

WISeKey BVI shall have prepared and filed with the SEC the Registration Statement and such Registration Statement shall have been declared effective and no stop-order suspending the effectiveness thereof shall have been issued.	WISeKey BVI hat das Registration Statement vorbereitet und bei der SEC eingereicht, und dieses Registration Statement ist für wirksam erklärt worden, wobei kein Stop-Order zur Aussetzung der Wirksamkeit erlassen worden ist.

 35/45

Merger Agreement / Fusionsvertrag

9.4.4 Nasdaq and SIX Listings	9.4.4 Nasdaq und SIX Kotierungen

The WISeKey BVI Ordinary Shares to be issued and allotted to the holders of the WISeKey CH Shares and the WISeKey CH ADSs in connection with the Merger shall have been authorized for (a) a primary listing on the Nasdaq under the symbol “WKEY,” and (b) primary listing on the SIX under the current symbol or a symbol similar to the current symbol, in each case subject to official notices of issuance and listing.	Die WISeKey BVI Stammaktien, die im Zusammenhang mit der Fusion an die Inhaber der WISeKey CH Aktien und der WISeKey CH ADSs ausgegeben und zugeteilt werden, sind für (a) eine Primärkotierung an der Nasdaq unter dem Symbol “WKEY” und (b) eine Primärkotierung an der SIX unter dem Symbol dem bisherigen Symbol oder einem ähnlichen Symbol wie bisher zugelassen worden, jeweils vorbehaltlich der offiziellen Mitteilungen über die Ausgabe und Kotierung.

9.4.5 DTC and SIS Eligibility	9.4.5 DTC- und SIS Teilnahmefähigkeit

The WISeKey Ordinary BVI Shares shall have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates.	Die WISeKey BVI Stammaktien sind für die Verwahrung, Verbuchung als Bucheffekten und Clearing durch DTC sowie dessen Tochtergesellschaften für teilnahmefähig befunden worden.

9.4.6 Swiss Takeover Confirmation	9.4.6 Bestätigung der Übernahmekommission

The Swiss Takeover Board (Übernahmekommission) shall have issued a decree (Verfügung), which shall have become final and binding (rechtskräftig) or, if challenged, shall not have been set aside by the competent authority or court, confirming that the opting-out provision from the mandatory public tender offer obligations pursuant to articles 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (FMIA), as currently set forth in Article 6 para. 9 of the articles of association of WISeKey CH, will continue to be valid and effective (übernahmerechtlich gültig und wirksam) upon the Merger becoming effective by virtue of the adoption of an equivalent opting-out provision in the Memorandum and Articles of Association of WISeKey BVI.	Die Übernahmekommission hat eine Verfügung erlassen, die rechtskräftig geworden ist oder, sofern angefochten, von der zuständigen Behörde oder dem zuständigen Gericht nicht aufgehoben worden ist, in welcher festgestellt wird, dass die Opting-out-Bestimmung betreffend die Pflicht zur Unterbreitung eines öffentlichen Kaufangebots gemäss Art. 135 und Art. 163 des Bundesgesetzes über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel (FinfraG), wie derzeit in Art. 6 Abs. 9 der Statuten von WISeKey CH vorgesehen, nach dem Wirksamwerden der Fusion aufgrund der Übernahme einer gleichwertigen Opting-out-Bestimmung in das Memorandum and Articles of Association von WISeKey BVI weiterhin übernahmerechtlich gültig und wirksam ist.

 36/45

Merger Agreement / Fusionsvertrag

9.4.7 Other Legal Conditions Pursuant to Swiss Law and BVI Law	9.4.7 Sonstige rechtliche Bedingungen nach Schweizer Recht und dem Recht der BVI

All Swiss and all BVI legal requirements necessary for the submission of the Swiss Merger Application, including, the receipt from the Zug land registry of a confirmation that WISeKey CH does not own any real property, is not subject to the Swiss Federal Act on the Acquisition of Real Property by Persons Abroad and may be deregistered from the Commercial Register of the Canton of Zug, and for the BVI Registry of Corporate Affairs Request and the Merger to become effective shall have been satisfied.	Alle Anforderungen nach schweizerischen Recht und dem Recht der BVI, die für die Einreichung der Handelsregisteranmeldung erforderlich sind, einschliesslich des Erhalts einer Bestätigung vom Grundbuchamt Zug, dass WISeKey CH kein Grundeigentum besitzt, nicht dem Bundesgesetz über den Erwerb von Grundeigentum durch Personen im Ausland unterliegt und aus dem Handelsregister des Kantons Zug gelöscht werden kann, sowie für den Antrag an das BVI Registry of Corporate Affairs und das Wirksamwerden der Fusion, sind erfüllt.

9.4.8 Swiss Tax Consequences	9.4.8 Schweizer Steuerfolgen

There shall be a confirmation of the competent Swiss tax authorities that no exit withholding tax is payable under Swiss law by the holders of WISeKey CH Shares as a result of the Merger.	Die zuständigen schweizerischen Steuerbehörden haben bestätigt, dass die Inhaber der WISeKey CH Aktien als Folge der Fusion nach schweizerischem Recht aufgrund des Wegzugs nicht verrechnungssteuerpflichtig werden.

10. Merger Application and BVI Registry of Corporate Affairs Request / Further Assurances	10. Handelsregisteranmeldung und BVI Registry of Corporate Affairs Antrag / Weitere Zusicherungen

10.1 Submission of the BVI Registry of Corporate Affairs Request and the Merger Application	10.1 Einreichung des BVI Registry of Corporate Affairs Antrags und Handelsregisteranmeldung

(a) WISeKey BVI shall make the BVI Registry of Corporate Affairs Request as soon as reasonably practicable following the approval of this Agreement and the Merger by the Extraordinary General Meeting and the satisfaction of any of the other conditions set forth in Section 9, in coordination with the submission by WISeKey CH of the Swiss Merger Application.	(a) WISeKey BVI hat den BVI Registry of Corporate Affairs Antrag so bald wie vernünftigerweise möglich einzureichen, nachdem die Ausserordentliche Generalversammlung diesen Vertrag und die Fusion genehmigt hat und sämtliche sonstigen in Ziffer 9 genannten Bedingungen erfüllt sind, in Abstimmung mit der Einreichung der Handelsregisteranmeldung durch WISeKey CH.

 37/45

Merger Agreement / Fusionsvertrag

(b) WISeKey CH shall submit the Swiss Merger Application to the Commercial Register as soon as reasonably practicable following the approval of this Agreement and the Merger by the Extraordinary General Meeting and the satisfaction of any of the other conditions set forth in Section 9, in coordination with the request by WISeKey BVI of the BVI Registry of Corporate Affairs Request.	(b) WISeKey CH wird die Handelsregisteranmeldung so bald wie vernünftigerweise möglich einreichen, nachdem die Ausserordentliche Generalversammlung diesen Vertrag und die Fusion genehmigt hat und sämtliche sonstigen in Ziffer 9 genannten Bedingungen erfüllt sind, in Abstimmung mit dem von WISeKey BVI einzureichenden BVI Registry of Corporate Affairs Antrag.

10.2 Further Assurance	10.2 Weitere Zusicherungen

In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, prior to or on the Effective Time, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Merger contemplated by the terms of this Agreement.	Neben den an anderer Stelle dieses Vertrags ausdrücklich vorgesehenen Handlungen verpflichtet sich jede Partei, vor oder zum Rechtswirksamkeitszeitpunkt nach besten Kräften alle Handlungen vorzunehmen oder vornehmen zu lassen und alles Erforderliche, Angemessene oder Ratsame nach anwendbarem Recht, Vorschriften und Vereinbarungen zu tun oder tun zu lassen, um die in diesem Vertrag vorgesehene Fusion abzuschliessen und wirksam werden zu lassen.

11. Announcements	11. Bekanntmachungen

The Parties shall notify the public, their shareholders, the regulatory authorities and stock exchanges as mutually agreed, shall cooperate closely and specifically coordinate the necessary communications with the regulatory authorities and the making of any announcement in connection with this Agreement and the Merger.	Die Parteien benachrichtigen die Öffentlichkeit, ihre Aktionäre, die Aufsichtsbehörden sowie die Börsen wie gemeinsam vereinbart, arbeiten eng miteinander zusammen und koordinieren insbesondere die notwendige Kommunikation mit den Aufsichtsbehörden und die Veröffentlichung von jeglichen Ankündigungen im Zusammenhang mit diesem Vertrag und der Fusion.

 38/45

Merger Agreement / Fusionsvertrag

12. Miscellaneous	12. Verschiedenes

12.1 Confidentiality	12.1 Vertraulichkeit

All Parties shall treat as confidential the contents of the Merger negotiations as well as any documents and information exchanged in connection therewith. This obligation of confidentiality shall not apply where disclosure is required by law or regulation, including obligations to provide information to governmental authorities or stock exchanges, such as the SEC, the Commercial Register, the BVI Registry of Corporate Affairs, courts, the Nasdaq, or the SIX.	Alle Parteien behandeln den Inhalt der Fusionsverhandlungen sowie alle im Zusammenhang damit ausgetauschten Dokumente und Informationen vertraulich. Diese Vertraulichkeitsverpflichtung gilt nicht, wenn die Offenlegung aufgrund von Gesetzen oder regulatorischen Vorschriften erforderlich ist, einschliesslich der Verpflichtung zur Bereitstellung von Informationen an staatliche Behörden oder Börsen, wie z.B. die SEC, das Handelsregisteramt, das BVI Registry of Corporate Affairs, Gerichte, die Nasdaq oder die SIX.

12.2 Assignment; Binding Effect; Benefit	12.2 Abtretung; Bindungswirkung; Nutzen

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as specifically provided otherwise herein, nothing in this Agreement is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.	Weder dieser Vertrag noch irgendwelche Rechte, Ansprüche oder Verpflichtungen hierunter können von einer der Parteien hierzu (ob kraft Gesetzes oder anderweitig) ohne die vorgängige schriftliche Zustimmung der anderen Partei übertragen oder abgetreten werden. Vorbehaltlich des vorangehenden Satzes ist dieser Vertrag für die Parteien, deren jeweilige Rechtsnachfolger und Abtretungsempfänger verbindlich und wirkt zu ihren Gunsten. Ausser es ist hierin ausdrücklich anders vorgesehen, bezweckt nichts in diesem Vertrag irgendeiner Person (abgesehen von den Parteien, deren jeweiligen Rechtsnachfolgern und Abtretungsempfängern) irgendwelche Rechte, Rechtsbehelfe, Verpflichtungen oder Verbindlichkeiten unter oder aufgrund dieses Vertrags zu gewähren.

12.3 Entire Agreement	12.3 Gesamter Vertrag

This Agreement and any documents delivered by the Parties in connection herewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect thereto.	Dieser Vertrag und alle Dokumente, welche von den Parteien im Zusammenhang damit abgeschlossen wurden, stellen den gesamten Vertrag zwischen den Parteien in Bezug auf den Vertragsgegenstand dar und ersetzen alle früheren zwischen den Parteien diesbezüglich abgeschlossenen Verträge und Vereinbarungen.

 39/45

Merger Agreement / Fusionsvertrag

12.4 Amendments and Modifications of the Agreement	12.4 Ergänzungen und Änderungen des Vertrags

This Agreement may be amended by the Parties at any time before or after the holders of WISeKey CH Shares adopt a resolution approving this Agreement; provided, however, that after any such adoption by the holders of WISeKey CH Shares, this Agreement shall not be further amended without the approval of the shareholders of WISeKey CH unless any such amendment shall not require the approval of such shareholders under applicable law, SIX or Nasdaq regulations. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.	Dieser Vertrag kann jederzeit, bevor oder nachdem die Inhaber der WISeKey CH Aktien diesen Vertrag genehmigt haben, durch die Parteien geändert werden. Nach der Genehmigung durch die Inhaber der WISeKey CH Aktien darf dieser Vertrag ohne Genehmigung der Inhaber der WISeKey CH Aktionäre nicht mehr weiter geändert werden, es sei denn, dass eine solche Änderung nach anwendbarem Recht oder gemäss den Regeln der Nasdaq oder der SIX keine Genehmigung der Aktionäre erfordert. Dieser Vertrag darf nur durch ein von jeder Partei unterzeichnetes schriftliches Instrument geändert werden.

12.5 Severability	12.5 Salvatorische Klausel

If at all possible, each provision of this Agreement shall be interpreted so that it is valid and enforceable under applicable law. If a provision of this Agreement should be held unenforceable or invalid, it shall only be invalid to the extent that it is unenforceable or invalid and shall be otherwise replaced by a valid and enforceable provision which a party acting in good faith would regard as an adequate commercial replacement for the provision which is invalid or unenforceable. The other provisions of this Agreement shall remain binding and in force under all circumstances.	Wenn irgendwie möglich ist jede Bestimmung dieses Vertrags so auszulegen, dass sie unter dem anwendbaren Recht gültig und durchsetzbar ist. Falls eine Bestimmung dieses Vertrags nicht durchsetzbar oder ungültig sein sollte, ist diese nur insoweit ungültig, als sie nicht durchsetzbar oder ungültig ist, und soll im Übrigen durch eine gültige und durchsetzbare Bestimmung ersetzt werden, welche eine Partei, welche in gutem Glauben handelt, als angemessenen wirtschaftlichen Ersatz für die Bestimmung, welche ungültig oder nicht durchsetzbar ist, betrachten würde. Die übrigen Bestimmungen dieses Vertrags bleiben unter allen Umständen bindend und in Kraft.

 40/45

Merger Agreement / Fusionsvertrag

12.6 Absence of Waiver	12.6 Kein Verzicht

The waiver of a contractual right in an individual case shall not be regarded as a general waiver of this right or other rights arising out of this Agreement.	Der Verzicht auf ein vertragliches Recht im Einzelfall gilt nicht als genereller Verzicht auf dieses oder andere aus diesem Vertrag resultierende Rechte.

12.7 Authoritative Version	12.7 Massgebende Fassung

In the event of any deviations between the English and the German version of this Agreement, the German version shall prevail.	Im Falle von Abweichungen zwischen der englischen und der deutschen Fassung dieses Vertrags ist die deutsche Fassung massgebend.

13. Entry Into Force and Termination	13. Inkrafttreten und Beendigung

13.1 Entry Into Force	13.1 Inkrafttreten

This Agreement shall enter into force upon its execution by both Parties.	Dieser Vertrag tritt mit seiner Unterzeichnung durch beide Parteien in Kraft.

13.2 Termination	13.2 Beendigung

(a) The Parties shall be entitled to terminate this Agreement by mutual consent anytime until the Extraordinary General Meeting.	(a) Die Parteien sind berechtigt, diesen Vertrag jederzeit bis zur Ausserordentlichen Generalversammlung im gegenseitigen Einvernehmen aufzuheben.

(b) This Agreement shall be automatically terminated if the holders of the WISeKey CH Shares do not approve the Merger and this Agreement at Extraordinary General Meeting, without any liability or obligation to either Party.	(b) Dieser Vertrag wird ohne Fortbestand irgendeiner Verbindlichkeit oder Verpflichtung für eine der Parteien automatisch beendet, wenn die Ausserordentliche Generalversammlung diesen Vertrag nicht genehmigt.

 41/45

Merger Agreement / Fusionsvertrag

(c)	This Agreement may be terminated by the WISeKey CH Board by delivery of a written notice to WISeKey BVI if the WISeKey CH Board determines, in its reasonable discretion, that (i) one or several of the conditions pursuant to Section 9 are not satisfied (or are not expected to be satisfied) on or prior to the Long Stop Date, (ii) the Merger is no longer in WISeKey CH’s or the holders of the WISeKey CH Shares’ best interests, (iii) the Merger may not result in the benefits that the WISeKey CH Board expected, or (iv) the cost of the Merger significantly increase.	(c)	Dieser Vertrag kann vom WISeKey CH Verwaltungsrat durch Zustellung eines schriftlichen Kündigungsschreibens an WISeKey BVI beendet werden, wenn der WISeKey CH Verwaltungsrat in vernünftigem Ermessen feststellt, dass (i) eine oder mehrere der Bedingungen gemäss Ziffer 9 am oder vor dem Long Stop Datum nicht erfüllt sind (oder voraussichtlich nicht erfüllt sein werden), (ii) die Fusion nicht mehr im Interesse von WISeKey CH oder der Inhaber der WISeKey CH Aktien liegt, (iii) die Fusion nicht die vom WISeKey CH Verwaltungsrat erwarteten Vorteile bringt oder (iv) die Kosten der Fusion erheblich steigen.

(d)	The termination of the Agreement shall also terminate all rights and obligations arising out of the Agreement, with the exception of those in Sections 12.1 and 14, which shall continue to be valid.	(d)	Die Beendigung des Vertrags bewirkt zugleich die Beendigung aller sich aus dem Vertrag ergebenden Rechte und Pflichten, mit Ausnahme derjenigen in den Ziffern 12.1 und 14, die weiterhin gültig bleiben.

14. Applicable Law and Jurisdiction		14. Anwendbares Recht und Gerichtsstand

(a)	This Agreement shall be governed by and construed in accordance with the laws of Switzerland; provided, however, that the laws of the BVI shall apply to the extent that this Agreement concerns corporate law matters of WISeKey BVI or where the application of mandatory provisions of BVI law is required.	(a)	Dieser Vertrag unterliegt dem Recht der Schweiz und ist in Übereinstimmung mit diesem auszulegen; jedoch gilt das Recht der BVI insoweit, als dieser Vertrag gesellschaftsrechtliche Angelegenheiten der WISeKey BVI betrifft oder die Anwendung zwingender Bestimmungen des BVI-Rechts erforderlich ist.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Zug, Switzerland.	(b)	Ausschliesslicher Gerichtsstand für alle Streitigkeiten, Ansprüche oder Kontroversen, die sich aus oder im Zusammenhang mit diesem Vertrag (oder späteren Änderungen desselben) ergeben, einschliesslich, aber nicht beschränkt auf Streitigkeiten, Ansprüche oder Kontroversen hinsichtlich seines Bestehens, seiner Gültigkeit, Auslegung, Erfüllung, Verletzung oder Beendigung, ist die Stadt Zug, Schweiz.

 42/45

Merger Agreement / Fusionsvertrag

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this Agreement to be executed as of the date first above written.	ZU URKUNDE DESSEN haben die Parteien, handelnd durch ihre ordnungsgemäss bevollmächtigten Stellvertreter, die Ausfertigung dieses Vertrags am oben angegebenen Datum veranlasst.

[Signatures on next page / Unterschriften auf der nächsten Seite]

 43/45

Executed as of the date written on the cover page to this Agreement. / Unterzeichnet per Datum gemäss Deckblatt des Vertrags.

WISeKey International Holding AG

/s/ John O’Hara	/s/ Carlos Moreira
John O’Hara, CFO	Carlos Moreira, CEO

WISeKey International Corp.

/s/ John O’Hara	/s/ Carlos Moreira
John O’Hara, CFO	Carlos Moreira, CEO

[Unterschriftenseite Fusionsvertrag]

[Signature Page of the Merger Agreement]

 44/45

Fusionsvertrag / Merger Agreement

[Annexes have been omitted]

 45/45